Exhibit 10.1

Execution Version

Published CUSIP Numbers:
DEAL CUSIP: 04349TAG3
TERM CREDIT FACILITY CUSIP: 04349TAH1

$312,342,704.17

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION
TERM CREDIT AGREEMENT

dated as of

September 16, 2020,

among

ASCENA RETAIL GROUP, INC.,
as Parent Borrower

AnnTaylor Retail, Inc.,
as Subsidiary Borrower

The LENDERS Party Hereto

and

ALTER DOMUS (US) LLC,
as Administrative Agent

TABLE OF CONTENTS

i

SCHEDULE:

Schedule 2.01	—	Commitments
Schedule 3.05	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries and Joint Ventures
Schedule 3.13	—	Insurance
Schedule 5.11	—	Required Milestones
Schedule 6.01	—	Pre-Petition Indebtedness
Schedule 6.02	—	Liens
Schedule 6.04	—	Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Exit Facility Term Sheet
Exhibit H-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	[Reserved]
Exhibit J	—	Form of Variance Report
Exhibit K	—	Form of Note

Annex A	—	Approved Budget

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION TERM CREDIT AGREEMENT, dated as of September 16, 2020, among ASCENA RETAIL GROUP, INC., a Delaware corporation, as debtor and debtor-in-possession (the “Parent Borrower”), AnnTaylor Retail, Inc., a Florida corporation as debtor and debtor-in-possession (the “Subsidiary Borrower” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), the LENDERS party hereto and Alter Domus (US) LLC (“Alter Domus”), as Administrative Agent.

On July 23, 2020 (the “Petition Date”), the Borrowers and the other Loan Parties (collectively, the “Debtors”, and each individually, a “Debtor”) commenced voluntary cases (collectively, the “Cases” and each individually, a “Case”) in the United States Bankruptcy Court for the Eastern District of Virginia Richmond Division (the “Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

Prior to the Petition Date, the Lenders provided financing to the Borrowers pursuant to that certain Term Credit Agreement dated as of August 21, 2015, among the Borrowers, the other Loan Parties, the Pre-Petition Lenders and Goldman Sachs Bank USA, as the Pre-Petition Agent and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Pre-Petition Credit Agreement”).

As of the Petition Date, the Pre-Petition Lenders under the Pre-Petition Credit Agreement were owed approximately $1,271,597,089 in Loans (as defined in the Pre-Petition Credit Agreement), plus interest, fees, costs and expenses and all other Pre-Petition Lender Obligations under the Pre-Petition Credit Agreement.

The Loan Document Obligations under and as defined in the Pre-Petition Credit Agreement are secured by a security interest in substantially all of the existing and after-acquired assets of the Borrowers and the other Loan Parties as more fully set forth in the Pre-Petition Loan Documents, and such security interest is perfected and, with certain exceptions, as described in the Pre-Petition Loan Documents, has priority over other security interests.

The Borrowers have requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make or be deemed to have made available to the Borrowers, a senior secured super priority term credit facility of up to $312,342,704.17 in the aggregate that is automatically convertible into a secured exit facility upon the satisfaction (or waiver) of certain conditions in the form of a term facility to be made available to the Borrowers at any time until the Maturity Date subject to the terms and conditions set forth herein (the “Term Credit Facility”).

The Borrowers and other Loan Parties have agreed to secure all of their Loan Document Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon all of their existing and after-acquired personal and real property, subject to the Intercreditor Agreement and the limitations and priorities contained in the Loan Documents and the Order.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means the Person acting as agent under the ABL Credit Agreement, in its individual capacity, and its successors.

“ABL Credit Agreement” means the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated the Funding Date, among the Parent Borrower, the borrowing subsidiaries party thereto, the other loan parties party thereto, the lenders party thereto and the ABL Agent, as administrative agent, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time through the date hereof.

“ABL Lenders” means the lenders under the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Plan” means a Plan of Reorganization that is consistent with the RSA and otherwise satisfactory to the Required Lenders and the Loan Parties in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms thereof); it being agreed that the Plan (as defined in the RSA) is an “Acceptable Plan” to the Required Lenders.

“Actual Net Cash Flow Amount” means the actual net cash flows of the Loan Parties during the relevant period of determination which corresponds to each of the Budgeted Net Cash Flow Amounts described in the line item contained in the Approved Budget across from the heading “Unlevered Operating Cash Flow, Including Restructuring”.

“Ad Hoc Committee” means the ad hoc committee of Consenting Stakeholders (as defined in the RSA).

“Ad Hoc Committee Advisors” means Greenhill Partners and Milbank LLP, the advisors of the Ad Hoc Committee.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded to the nearest 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, in the case of the Term Loans, the Adjusted LIBO Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent Fee Letter” means that certain Fee Letter dated as of even date herewith between the Borrowers and Alter Domus.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured Super-Priority Debtor-In-Possession Term Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Alter Domus” has the meaning set forth in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or the Interpolated Screen Rate, as applicable) at approximately 11:00 a.m., London time, on such day for a deposit in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, in the case of the Term Loans, the Alternate Base Rate shall at no time be less than 2.00% per annum.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Rate” means, for any day, with respect to any Term Loan, (i) 11.75% in the case Eurodollar Term Loans and (ii) 10.75% in the case of ABR Term Loans.

“Approved Budget” means the budget prepared by the Parent Borrower in form and substance reasonably satisfactory to the Ad Hoc Committee Advisors, it being understood and agreed that the budget in the form of Annex A and initially furnished to the Administrative Agent on or prior to the Effective Date is deemed reasonably satisfactory to the Ad Hoc Committee Advisors, as the same may be updated, modified or supplemented from time to time as provided in Section 5.01. The initial Approved Budget shall depict, on a weekly and line item basis, (i) projected cash receipts, (ii) projected cash disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees of the Loan Parties’ professionals and advisors), asset sales and any other fees and expenses relating to the Loan Documents), (iii) net cash flows, (iv) Liquidity and (v) professional fees and disbursements with respect to the Loan Parties’ professionals, in each case for the first thirteen (13) week period from the Effective Date, and such initial Approved Budget shall be approved by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Required Lenders in their sole discretion (it being acknowledged and agreed that the initial Approved Budget attached hereto as Annex A is approved by and reasonably satisfactory to the Administrative Agent and the Required Lenders).

“Approved Fund” means any Person (other than a natural person that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” has the meaning set forth in Section 6.05.

“Asset Sale Escrow Account” means a Deposit Account in the name of the Parent Borrower subject to a blocked Control Agreement in favor of the Administrative Agent, on behalf of the Secured Parties, in which the proceeds of Asset Sales shall be deposited in accordance with Section 2.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Backstop Lender” means each Lender who is party to the Commitment Letter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at 11 U.S.C. §§ 101 et seq.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Budgeted Net Cash Flow Amount” means the amount described in the line item contained in the Approved Budget across from the heading “Unlevered Operating Cash Flow Including Restructuring”, during the relevant period of determination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on December 31, 2018, notwithstanding any modification or interpretative change thereto after such date and excluding the effect to any treatment of lease under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard have a similar result or effect)), the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out” has the meaning set forth in the Order.

“Cases” has the meaning set forth in the Recitals.

“Cash Equivalents” means:

(a)               marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, or the UK government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)               marketable direct obligations issued by any state of the United States of America or any province of Canada, or any member of the European Union or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A by S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)               commercial paper maturing no more than one year after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)               certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within one year after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)               repurchase agreements of any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)                overnight investments with any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)               other readily marketable instruments issued or sold by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(h)               shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i)                 funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts; and

(j)                 in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Cash Management Order” means the order of the Court entered in the Cases after the “first day” hearing on a final basis, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Required Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Pre-Petition Credit Agreement) or such other arrangements as shall be reasonably acceptable to the Required Lenders in all material respects

“CFC” means (a) any Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (b) each subsidiary of any Person described in clause (a).

“CFC Holdco” means a Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) any transaction (including a merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Permitted Investor, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the voting stock of the Parent Borrower and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, and the percentage of the aggregate voting power represented by such voting stock of the Parent Borrower owned by such “person” or “group” then or at any time thereafter exceeds the percentage of the aggregate voting power represented by the voting stock of the Parent Borrower owned by the Permitted Investor or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.15.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Loan Document Obligations, and (b) the “DIP Collateral” referred to in the Order, it being understood that “Collateral” shall include all such “DIP Collateral” irrespective of whether any such property was excluded pursuant to the Pre-Petition Loan Documents.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrowers, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)               the Administrative Agent shall have received from the Borrowers and each Designated Subsidiary (a) either (i) a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent and (b) an Intercreditor Acknowledgement in the form referred to in the Intercreditor Agreement, duly executed and delivered on behalf of such Person;

(b)               all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement, including Equity Interests in any Luxembourg IP Subsidiary and any first-tier CFC or CFC Holdco, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)               all other assets, to the extent not constituting Excluded Property, shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement;

(d)               all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to perfect the Liens intended to be created by the Collateral Documents with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)               each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder; and

(f)                the Loan Document Obligations shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien on the DIP Accounts and the proceeds thereof and, on the Effective Date (or such later date as the Required Lenders may agree in its sole discretion), the Borrowers must obtain Control Agreement for the DIP Accounts.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.03. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if and for so long as the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrowers, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Required Lenders may in their sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (c) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means the Order, Collateral Agreement, and each other document granting a Lien upon any assets of any Loan Party as security for payment of the Loan Document Obligations.

“Commitment” means, with respect to each Lender, such Lender’s New Money Commitment and such Lender’s Roll-Up Loans Commitment.

“Commitment Letter” means the Commitment Letter dated July 23, 2020, among the Ad Hoc Committee and the Parent Borrower, as such letter agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Committee” means an official committee of unsecured creditors appointed in any of the Cases by the U.S. Trustee.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Confirmation Order” means an order of the Court entered in the Cases pursuant to section 1129 of the Bankruptcy Code, which order (x) shall confirm an Acceptable Plan, be a final Order and otherwise be in form and substance reasonably satisfactory to the Required Lenders, together with all extensions, modifications, and amendments thereto, also in form and substance reasonably satisfactory to the Required Lenders and (y) (i) if the Term Credit Facility converts to the Exit Facility, shall authorize and approve the extensions of credit under the Exit Facility Credit Agreement and the performance of the Borrowers’ (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan) and Guarantors’ obligations thereunder, authorize a pro forma capital structure that satisfies the conditions precedent to the occurrence of the Conversion Date and otherwise satisfies all other conditions to the Conversion Date or (ii) if the Term Credit Facility is to be repaid in cash, shall authorize and approve such repayment, any financing the proceeds of which will be used to fund such repayment, and the termination in full of all outstanding obligations under the Term Credit Facility.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Conversion Date” means the date upon which each of the conditions precedent to effectiveness of the Exit Facility Agreement set forth in the Exit Facility Term Sheet shall have been satisfied or waived.

“Court” has the meaning set forth in the Recitals.

“Cumulative Four-Week Period” means the four-week period up to and through the Saturday of the week most recently ended prior to the applicable Variance Report Date, or if a four-week period has not then elapsed from the Petition Date, such shorter period since the Petition Date through the Saturday of the most recent week then ended.

“Debtor” has the meaning set forth in the Recitals.

“Debtors’ Investment Banker” means Guggenheim Securities, LLC.

“Declined Proceeds” has the meaning set forth in Section 2.09(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (i) in the case of overdue principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.11 or (ii) in the case of any other overdue amount, 2.0% per annum plus the rate applicable to ABR Term Loans as provided in Section 2.11(a).

“Deposit Account” has the meaning set forth in the Collateral Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Persons” means any person or entity listed on a Sanctions list.

“Designated Subsidiary” means each Subsidiary other than an Excluded Subsidiary.

“DIP Accounts” means the DIP Funding Account and the Asset Sale Escrow Account.

“DIP Funding Account” means a Deposit Account in the name of the Parent Borrower subject to a blocked Control Agreement in favor of the Administrative Agent, on behalf of the Secured Parties, in which the proceeds of the Loans shall be deposited and held on the Funding Date and used solely for the purposes set forth in Section 3.17.

“DIP Superpriority Claim” means allowed superpriority expense claims pursuant to Bankruptcy Code Sections 364(c)(1), 503 and 507 granted by the Order.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof). Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Parent Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia, except for a Subsidiary directly or indirectly owned by a CFC.

“EEA Financial Institution” means (a) any financial institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is September 16, 2020.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Parent Borrower, any Subsidiary or any other Affiliate of the Parent Borrower.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to such Plan, in each case whether or not waived, or any failure by any Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) a complete withdrawal or partial withdrawal by any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, (k) the imposition of a Lien upon any Loan Party or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, (l) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable or (m) any event with respect to any Foreign Plan which could reasonably be expected to result in liability to any Loan Party similar to the liability that could arise with respect to an event described in clauses (a) through (l) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Deposit Account” means (a) [reserved], (b) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for the payment of salaries and wages, (c) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for payment of medical or insurance reimbursement, workers’ compensation and similar expenses, (d) any escrow account to the extent the creation of a security interest therein would violate any agreement with a Person other than the Parent Borrower or a Subsidiary, and (e) any fiduciary or trust account.

“Excluded Property” the collective reference to:

(A)             any licenses, franchises, charters and authorizations of a Governmental Authority to the extent a security interest therein under the Loan Documents is prohibited by or would require the consent, license or approval of any Governmental Authority (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code, the Order or other applicable law notwithstanding such prohibition);

(B)              any asset if the granting of a security interest under the Loan Documents in such asset would be prohibited by any (x) law, treaty, rule or regulation (including all applicable regulations and laws regarding assignments of and security interests in, government receivables) or a court or other Governmental Authority or would require the consent, license or approval of any Governmental Authority (other than proceeds thereof, to the extent the assignment of such proceeds is effective under the Uniform Commercial Code, the Order or other applicable law notwithstanding such prohibition and the assignment of such proceeds is not prohibited by applicable law and does not require the consent, license or approval of any Governmental Authority) or (y) contractual obligation (only to the extent such restriction is binding on such asset (i) on the Petition Date or (ii) on the date of the acquisition thereof and not entered into in contemplation thereof) (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code, the Order or other applicable law notwithstanding such prohibition);

(C)              any lease, license or other agreement to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement (except any such lease, license or agreement among Parent Borrower and its wholly-owned Subsidiaries and except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code, the Order or other applicable law notwithstanding such prohibition);

(D)             Equity Interests in any Person that is not a Subsidiary, in partnerships, in joint ventures and in non-wholly owned Subsidiaries to the extent the pledge or other granting of a security interest under the Loan Documents in such Equity Interests would be prohibited by, or require a consent or approval of unaffiliated third parties or are not permitted under, organizational or governance documents or shareholders’ or similar agreements of or with respect to such Person (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code, the Order, or other applicable law notwithstanding such prohibition);

(E)           to the extent applicable law requires that a Subsidiary issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by persons other than a Loan Party, such qualifying shares, nominee shares or similar shares held by Persons other than a Loan Party;

(F)              any United States intent-to-use application for registration of a trademark or service mark prior to the acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use, to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark registration issued therefrom;

(G)             “margin stock” within the meaning of Regulation U;

(H)             Excluded Deposit Accounts; and

(I)                proceeds in an amount not to exceed the Carve Out, if applicable, under the Order.

provided that (a) in the case of clauses 2(y), (3) and (5), such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code, the Bankruptcy Code or other applicable law or (ii) to proceeds of the assets referred to in such clause, the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code, the Bankruptcy Code or other applicable law and (b) assets described above shall no longer be “Excluded Property” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Property”.

“Excluded Subsidiary” means (a) [reserved], (b) any Foreign Subsidiary of the Parent Borrower, (c) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of the Parent Borrower that is a CFC, (d) any CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or contractual obligation in existence on the Petition Date from providing a Guarantee of the Loan Document Obligations (solely for so long as such prohibition or restriction remains in existence) or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (f) [reserved], (g) [reserved], (h) [reserved], and (i) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Required Lenders (confirmed in writing by notice to the Parent Borrower), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. In no event shall (i) the Subsidiary Borrower be an Excluded Subsidiary or (ii) any Subsidiary of the Parent Borrower that is a “Subsidiary Loan Party” (under and as defined in the ABL Credit Agreement to the extent applicable) or that is otherwise a guarantor of, or has otherwise provided security for, the obligations under the ABL Credit Agreement(to the extent applicable) be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Loan or Commitment (other than an assignee pursuant to an assignment request by the Borrowers under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to a Lender’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Conversion” has the meaning set forth in Section 2.22.

“Exit Facility Agreement” means the credit agreement that is approved by the Confirmation Order and entered into on the Conversion Date consistent in all material respects with the terms set forth in the Exit Facility Term Sheet and any related schedules and exhibits attached thereto; provided, that such credit agreement shall have been made available to the Administrative Agent and all Lenders; provided, further, that upon the satisfaction of waiver of the conditions contemplated by Section 2.22, each Lender hereunder that is a Lender on the Conversion Date hereby authorizes the Administrative Agent to use its executed signature page to this Agreement as an executed signature page to the Exit Facility Agreement without any further action on the part of any such Lender or any other Person.

“Exit Facility Term Sheet” means the term sheet attached as Exhibit G hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, chief restructuring officer or controller of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any defined benefit pension plan, benefit plan, fund (including any superannuation fund) or other similar program that, under the requirements of law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle or any of the foregoing sponsored or maintained exclusively by a Governmental Authority) and is directly sponsored and maintained by a Loan Party primarily for the benefit of its employees who are employed and residing outside the United States.

“Foreign Subsidiary” means any Subsidiary of the Parent Borrower, other than a Domestic Subsidiary.

“Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“GS Bank” means Goldman Sachs Bank USA, in its individual capacity, and its successors.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Parent Borrower)).

“Guarantors” means each Subsidiary of the Parent Borrower (other than any Excluded Subsidiary), in each case, until any such Subsidiary (other than the Subsidiary Borrower) is released as a Guarantor in accordance with the Loan Documents.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Parent Borrower or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, a liability on the balance sheet of the Parent Borrower in accordance with GAAP), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), (i) net payments that would have to be made in the event of an early termination in respect of any outstanding Swap Agreement, (j) all obligations of such Persons with respect to the redemption, repayment or repurchase of Disqualified Stock (excluding accrued dividends) and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. It is acknowledged and agreed that private label and corporate letters of credit issued by the Parent Borrower or any Subsidiary for the making of payment for the purchase of inventory in the ordinary course of business (and in respect of which no financial institution is an issuer thereof or has any disbursement obligations thereunder) do not constitute Indebtedness of the Parent Borrower or such Subsidiary.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Intercreditor Acknowledgment” means that certain Acknowledgment and Agreement, dated as of the Funding Date, by and among the Administrative Agent, the Pre-Petition Agent, the ABL Agent and the Pre-Petition ABL Agent, and acknowledged by the Loan Parties.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 21, 2015, among the Pre-Petition Agent, as term collateral agent, the Pre-Petition ABL Agent, as ABL collateral agent, and acknowledged by the Loan Parties, as may be supplemented and modified by the Intercreditor Acknowledgment, and as may be further amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Maturity Date applicable to such ABR Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. For the avoidance of doubt, no Interest Period shall extend beyond the Maturity Date.

“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, with respect to a specified Person, any direct or indirect acquisition or investment by such Person in any other Person, in the form of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, division, product or line of business of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any cash return representing a return of capital with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear the applicable Bloomberg screen page, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (the “Screen Rate”). If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above in this definition, would be less than zero, the LIBO Rate shall for all purposes of this Agreement be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any time, the sum of, without duplication, (a) Availability (as defined in the Pre-Petition ABL Credit Agreement as in effect on the date hereof or, to the extent applicable, the ABL Credit Agreement as in effect on the Funding Date), (b) unrestricted cash and cash equivalents of the Parent Borrower and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of the Parent Borrower in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date) and (c) cash and cash equivalents of the Parent Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, Eligible Pledged Cash (as defined in the Pre-Petition ABL Credit Agreement as in effect on the date hereof or, to the extent applicable, the ABL Credit Agreement, as in effect on the Funding Date) to the extent duplicative) that are restricted in favor of the Administrative Agent or any Lender (or, the Pre-Petition ABL Agent or, to the extent applicable, the ABL Agent, for the benefit of the Administrative Agent pursuant to the Intercreditor Agreement) (which cash and cash equivalents may also secure other Indebtedness together with the Loan Document Obligations).

“Loan Document Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees, premiums (including the Redemption Premium, if any) and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Lender, the Administrative Agent, or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, premiums (including the Redemption Premium, if any), costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, premiums (including the Redemption Premium, if any), costs, expenses and indemnities are allowed claims in such proceeding.

“Loan Documents” means this Agreement, the Commitment Letter, the Collateral Agreement, the Control Agreement with respect to the DIP Accounts, the other Collateral Documents, the Intercreditor Agreement, the Intercreditor Acknowledgment, the Administrative Agent Fee Letter, the Order and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(e).

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Luxembourg IP Subsidiary” means each of (i) AnnTaylor Loft GP Lux S.à.rl. and (ii) AnnTaylor Loft Borrower Lux SCS.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, excluding in any event (i) the effect of filing the Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Cases, the effects thereof and any action required to be taken under the Loan Documents or the Order and the Cases themselves, (ii) any matters publicly disclosed prior to the filing of the Cases and (iii) any matters or transactions disclosed, contemplated or required to be taken in any “first day” or “second day” orders, motions related thereto or in any supporting declarations thereof, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents; provided that in determining whether a “material adverse effect” has occurred or exists under clause (a) hereof, the impacts of COVID-19 on the results of operations, assets, business or financial condition of the Parent Borrower and the Restricted Subsidiaries will be disregarded (provided that this exception shall not apply to the extent that it is materially disproportionately adverse to the Parent Borrower and its Restricted Subsidiaries, taken as a whole, as compared to other companies in the same industry in which the Parent Borrower and its Restricted Subsidiaries operate).

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is the earliest of (i) six months after the Effective Date, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date the Court converts any of the Cases to a Chapter 7 case, (iv) the date the Court dismisses any of the Cases, (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise, and (vi) such earlier date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 9.15.

“MNPI” means material information concerning the Parent Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Parent Borrower or its Subsidiaries, or any of their respective securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was, during the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the past six years has made or been obligated to make contributions, in each case, if a liability to a Loan Party remains outstanding.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Parent Borrower and the Restricted Subsidiaries to Persons that are not Affiliates of the Parent Borrower or any Restricted Subsidiary, (ii) in the case of a sale, transfer or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Parent Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Indebtedness under the ABL Credit Agreement) secured by such asset on a basis prior to the Liens, if any, on such assets securing the Loan Document Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Parent Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“New Money Commitment” means as to each Lender, its obligation to make a New Money Loan to Borrowers hereunder, expressed as an amount representing the maximum principal amount of New Money Loans to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption substantially in the form of Exhibit A hereto. The amount of each Lender’s New Money Commitment is set forth on Schedule 2.01 under the caption “New Money Loans” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its New Money Commitment, as the case may be. The aggregate amount of the New Money Commitments on the date hereof is $150 million.

“New Money Loans” means the loans made pursuant to Section 2.01(a).

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Order” means the order of the Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Court, which order shall be satisfactory in form and substance to the Required Lenders, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent waives such requirement), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Administrative Agent’s and the Lenders’ claims.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under , engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Parent Borrower” has the meaning set forth in the introductory paragraph hereto.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a)               Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.06;

(b)               carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)               pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above or reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to the Parent Borrower and its Restricted Subsidiaries;

(d)               pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)               judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and other encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Borrower or any Restricted Subsidiary or the ordinary operation of such real property;

(g)               customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h)               Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments, in each case arising in the ordinary course of business;

(i)                 Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)                 Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)                 Liens or rights of setoff against credit balances of the Parent Borrower or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Parent Borrower or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(m)             Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement, in each case in existence on or prior to the Petition Date; and

(n)               other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investor” means David Jaffe (or any member of his family that is actively involved in the management of the Parent Borrower).

“Permitted Variance” means, any variance that does not violate Section 6.12(b).

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan), (a) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (b) (i) in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and/or (ii) that is or was, within the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the past six years, has made or been obligated to make contributions, in each case of (ii) if a liability to a Loan Party remains outstanding.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Cases.

“Platform” has the meaning set forth in Section 9.01(d).

“Pre-Petition ABL Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Pre-Petition ABL Credit Agreement.

“Pre-Petition ABL Credit Agreement” means the Amended and Restated ABL Credit Agreement, dated as of August 21, 2015, among the Parent Borrower, the borrowing subsidiaries party thereto, the other loan parties party thereto, the lenders party thereto and the Pre-Petition ABL Agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case, through the Petition Date.

“Pre-Petition Agent” means GS Bank, in its capacity as administrative agent under any of the Pre-Petition Loan Documents.

“Pre-Petition Credit Agreement” has the meaning assigned to such term in the Recitals.

“Pre-Petition Indebtedness” means the Indebtedness of the Loan Parties existing prior to the Petition Date and set forth on Schedule 6.01.

“Pre-Petition Lenders” means the lenders under the Pre-Petition Credit Agreement.

“Pre-Petition Lender Obligations” means all “Loan Document Obligations” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Loans” means Pre-Petition Lender Obligations in respect of principal of “Loans” under, and as defined in, the Pre-Petition Credit Agreement and interest, expenses, fees, premium and other sums payable in respect thereof under the Pre-Petition Loan Documents.

“Prepayment Event” means:

(a)               any Asset Sale of the type described in clauses (j) and (k) of Section 6.05 unless such disposition results in aggregate Net Proceeds not exceeding $500,000 for any individual transactions or series of related transactions;

(b)               any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds exceeding $500,000; or

(c)               the incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum published by The Wall Street Journal, Money Rates Section as the “Prime Rate”, as in effect from time to time. Each change in the Prime Rate shall be effective from and including the date such change is published. If the Wall Street Journal ceases publication of such rate, in such other nationally recognized financial publication of general circulation as the Administrative Agent may designate based on the Administrative Agent’s reasonable determination that the rate so published is comparable to the “Prime” rate published in the Wall Street Journal.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Redemption Premium” has the meaning set forth in Section 2.09(e).

“Register” has the meaning set forth in Section 9.04(b)(v).

“Related Lender” means with respect to any Person, an Affiliate or any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Person, an Affiliate or the same investment manager, advisor or sub-advisor as such Person or an Affiliate of such investment manager, advisor or sub-advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having aggregate Loans (or, prior to the borrowing hereunder on the date hereof, Commitments) representing more than 50.01% of the aggregate principal amount of the Loans (or, prior to the borrowing hereunder on the date hereof, the aggregate Commitments) at such time.

“Required Milestones” means the covenants set forth on Schedule 5.11.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower.

“Restructuring Support Agreement” or “RSA” means that certain Restructuring Support Agreement, dated as of July 23, 2020, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Roll-up Loans” are the loans made pursuant to Section 2.01(b).

“Roll-up Loans Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as updated from time to time within 2 days of the Effective Date) under the caption “Roll-up Loans Commitment”, as applicable. The aggregate amount of the Roll-up Loans Commitment on the date hereof is $162,342,704.17, which amount shall (i) comprise a roll-up and refinancing of the Pre-Petition Loans (including accrued but unpaid interest) approved pursuant to the Order and (ii) be deemed funded by the Lenders pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent Borrower or any Restricted Subsidiary whereby the Parent Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Parent Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means (a) the Administrative Agent, (b) [reserved], (c) the Lenders, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the permitted successors and assigns of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Specified Dispositions” means (i) the closure, sale, transfer or disposition of the Loan Parties’ or their Subsidiaries’ stores, leases, warehouses, distribution centers and other real property (and all fixtures and equipment in each case in connection therewith), (ii) bulk sales or other dispositions of inventory or equipment of the Loan Parties’ or their Subsidiaries’ and (iii) termination of leases, licenses, subleases or sublicenses, in each case, in connection therewith; provided that such Specified Dispositions are identified in writing by the Parent Borrower to the Required Lenders and agreed to by the Required Lenders, in their reasonable discretion on or prior to the Effective Date and as may be updated, supplemented or modified from time to time, as agreed to by the Required Lenders in their reasonable discretion.

“Specified Indebtedness” means any Subordinated Indebtedness and any unsecured Indebtedness or any secured Indebtedness that is not secured on a pari passu basis with the Loan Document Obligations; provided that, Indebtedness under the ABL Credit Agreement, to the extent applicable, shall constitute Specified Indebtedness solely for purposes of Section 6.08(c).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person which is subordinated in right of payment to the Loan Document Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Parent Borrower (including, for the avoidance of doubt, the Subsidiary Borrower).

“Subsidiary Borrower” has the meaning set forth in the introductory paragraph hereto.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any Subsidiary shall be a Swap Agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for US federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Facility” has the meaning set forth in the Recitals.

“Term Lender” means a Lender with a Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of the Term Loans and the use of the proceeds thereof, (b) to the extent applicable, the execution, delivery and performance by the Loan Parties of the ABL Credit Agreement, (c)  the creation and perfection of the security interests provided for in the Collateral Documents, and (d)  the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(e)(ii)(B)(3).

“U.S. Trustee” means the United States Trustee applicable in the Cases.

“Variance Report” shall have the meaning assigned to such term in Section 5.01(g).

“Variance Report Date” shall have the meaning assigned to such term in Section 5.01(g).

“Variance Testing Period” shall mean the four-week calendar period up to and through the Saturday of the week most recently ended prior to the applicable Variance Report Date (provided that, the first Variance Testing Period shall include the entire period from the Petition Date through the Saturday of the week most recently ended prior to the applicable Variance Testing Period).

“wholly-owned” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.        Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type.

Section 1.03.        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.04.        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Parent Borrower notifies the Administrative Agent in writing (including via e-mail) that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrowers, on the one hand, and the Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Parent Borrower or any Restricted Subsidiary at “fair value,” as defined therein, and (ii) any change in GAAP occurring after July 24, 2015 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on July 24, 2015.

Section 1.05.        Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Section 6.01 and Section 6.02 (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Section 6.01 and Section 6.02, the Borrowers may, in their sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that (i) the Borrowers may divide and include such transaction under one or more of the clauses of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction, but will not be permitted to later reclassify such transaction and (ii) notwithstanding anything in this Section 1.05 to the contrary for purposes of this Agreement, (x) Indebtedness incurred under the Pre-Petition ABL Credit Agreement and, to the extent applicable, the ABL Credit Agreement shall only be permitted to be incurred or be outstanding under Section 6.01(j) and (y) Indebtedness uncured under the Loan Documents or the Pre-Petition Loan Documents shall only be permitted to be incurred or be outstanding under Section 6.01(a).

Section 1.06.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article II

The Credits

Section 2.01.        Commitments.

(a)               Subject to the terms and conditions set forth herein and in the Order, each Lender severally and not jointly agrees to make, on the Funding Date, Loans to the Borrowers in an aggregate amount not to exceed such Lender’s New Money Commitment. The New Money Commitments in respect of the New Money Loans shall terminate automatically immediately after the making of the New Money Loans on the Funding Date. Proceeds of the New Money Loans shall be deposited in the DIP Funding Account and used solely as permitted herein.

(b)               Subject to the terms and conditions set forth herein and in the Order, each Lender severally and not jointly agrees to roll-up and refinance a portion of the Pre-Petition Loans held by such Lender immediately prior to the Effective Date for Roll-up Loans in an aggregate principal amount equal to its Roll-up Loans Commitment, which shall be effected by means of a “cashless roll” by each such Lender. For the avoidance of doubt, upon the consummation of the “cashless roll”, (i) the Roll-up Loans shall be deemed funded on the Effective Date, (ii) the Administrative Agent shall record the Roll-up Loans in the Register and (iii) the Administrative Agent, the Lenders and the Loan Parties each acknowledges and agrees that the Roll-up Loans Commitment shall expire upon such cashless roll-up of the Roll-up Loans on the Effective Date.

Section 2.02.        Loans and Borrowings.

(a)               Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b)               Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)               At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

Section 2.03.        Requests for Borrowings. To request a Borrowing, the Borrowers deliver to the Administrative Agent a Borrowing Request (delivered by e-mail, hand or facsimile) (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                 the aggregate amount of such Borrowing;

(ii)              the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)             in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)               the location, number of the account and any other wiring information required by the Administrative Agent of the Borrowers to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.        Funding of Borrowings.

(a)               Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrowers by promptly remitting the amounts so received, in like funds, by wire transfer to the DIP Funding Account.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, but shall have no obligation to, in reliance on such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05.        Interest Elections.

(a)               Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrowers may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election in writing by delivering (by e-mail, hand delivery or facsimile) an Interest Election Request to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)              the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)             if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c)               Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)               If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Borrowers of the election to give effect to this sentence on account of such Event of Default, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.        Termination of Commitments.

(a)               Unless previously terminated, the Commitments of each Lender shall automatically terminate and permanently reduce to $0 upon the making of such Lender’s Loans pursuant to Section 2.01(a) and (b), as applicable.

Section 2.07.        Repayment of Loans; Evidence of Debt.

(a)               The Borrowers hereby unconditionally, jointly and severally, promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained pursuant to paragraph (b) or (c) of this Section, the accounts maintained by the Administrative Agent shall, absent manifest error, control.

(e)               Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit K attached hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08.        Amortization of Term Loans.

(a)               [Reserved]

(b)               To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(c)               [Reserved]

(d)               Prior to any repayment of any Borrowings under this Section, the Borrowers shall notify the Administrative Agent in writing of such selection not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Administrative Agent shall promptly notify each Lender of such repayment notification. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest (and premium, if any) on the amounts repaid.

Section 2.09.        Prepayment of Loans.

(a)               Subject to the Order and the Intercreditor Agreement, in the event that any Net Proceeds are received by or on behalf of the Parent Borrower or any Restricted Subsidiary in respect of an Asset Sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries, the Borrowers shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an amount equal to 100% of such Net Proceeds subject to the requirements of Section 2.09(e), with application to the Loan Document Obligations set forth in Section 2.09(d) below; provided that any Net Proceeds in respect of ABL Priority Collateral received by the Borrowers or any Restricted Subsidiary as a result of such Asset Sale shall be applied in accordance with the Order and the Intercreditor Agreement, as applicable.

(b)               Subject to the Order and the Intercreditor Agreement, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Restricted Subsidiary in respect of any Prepayment Event (other than an Asset Sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries), the Borrowers shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of “Prepayment Event,” within three Business Days after such Net Proceeds are received), be deposited into the Asset Sale Escrow Account and held in the Asset Sale Escrow Account in accordance with clause (c) below; provided that in the case of a Prepayment Event described in clauses (a) or (b) of the definition thereof, any Net Proceeds in respect of ABL Priority Collateral received by the Borrowers or any Restricted Subsidiary as a result of such Prepayment Event shall be applied in accordance with the Order and the Intercreditor Agreement, as applicable.

(c)               Net Proceeds received in connection with any Prepayment Event described in clause (a) or (b) of the definition of “Prepayment Event” (other than an Asset Sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries), and solely to the extent that such Net Proceeds in respect of the applicable Asset Sale constitute Term Priority Collateral, shall be deposited into the Asset Sale Escrow Account. Notwithstanding anything to the contrary herein, Net Proceeds of any Asset Sale held in the Asset Sale Escrow Account may be used solely, (i) prior to the occurrence of the Conversion Date, to prepay the Loan Document Obligations (including, for the avoidance of doubt, the Redemption Premium) in full in cash (including, for the avoidance of doubt, on the Maturity Date) and (ii) upon the occurrence of the Conversion Date, as directed by the Borrowers.

(d)               Any optional or mandatory prepayment of Borrowings under this Section, shall be applied to reduce the principal amount of the Term Loans to be repaid on the Maturity Date. Notwithstanding the foregoing, any Lender may elect, by written notice to the Administrative Agent by not later than 3:00 p.m. New York City time, two Business Days (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall first, be offered to Lenders who did not decline its pro rata share of the prepayment who may elect by written notice to the Administrative Agent by not later than 3:00 p.m. New York City time, one Business Day prior to the required prepayment date, to decline all or any portion of such offered prepayment amount and second, if declined by such Lenders, may be retained by the Borrowers and shall constitute “Declined Proceeds.” For the avoidance of doubt, a Lender shall be deemed to have accepted any prepayment amount offered under this paragraph (d) if such Lender does not deliver a written notice to the Administrative Agent rejecting such prepayment amount in accordance with this paragraph (d).

(e)               In the event that all or any portion of the Loans are repaid or prepaid as a result of (i) [reserved], (ii) a mandatory prepayment pursuant to Section 2.09(a), solely as a result of an Asset Sale of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries (which, for the avoidance of doubt, includes the “Premium” and “Lane Bryant” business lines) or (iii) the repayment of the Loans on the Maturity Date, in each case prior to or without the occurrence of the Conversion Date, such repayments or prepayments will include a premium in an aggregate amount equal to 11.23% of the amount of the loans so prepaid or repaid (the foregoing premium, the “Redemption Premium”).

(f)                The Borrowers shall notify the Administrative Agent in writing of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder by Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11.

(g)               Notwithstanding any provisions of this Section 2.09 to the contrary, if any prepayment would otherwise be required to be made pursuant to clause (b) of this Section 2.09, solely as it relates to the portion of such Net Proceeds generated outside of the United States, so long as (x) the applicable local law will not permit repatriation of such Net Proceeds to the United States or (y) material adverse tax consequences to the Parent Borrower or any of its Subsidiaries would result from such repatriation, such Net Proceeds so affected shall not be required to be included in the mandatory prepayments referred to in such clause (b).

Section 2.10.        Closing Payments, Premiums and Fees.

(a)               The Borrowers agree, jointly and severally, to pay (or cause to be paid) on the Funding Date to each Lender, a closing payment in an amount equal to 2.50% of the aggregate principal amount of such Lender’s New Money Loan, which such payment may be treated as original issue discount. The premium referenced in this clause (a) shall be fully earned on the Effective Date and due and payable in full on the date set forth above.

(b)               The Borrowers agree, jointly and severally, to pay (i) to the Administrative Agent, for its own account, fees and expenses in the amounts and payable at the times and in the manner set forth in the Administrative Agent Fee Letter, (ii) to the Backstop Lenders, for their own account, premiums in amounts and payable at the times separately agreed upon in the Commitment Letter and (iii) to the Lenders, for their own account, premiums in amounts and payable at the times separately agreed upon in the RSA.

(c)               All amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of closing payments, to the Term Lenders entitled thereto. Amounts paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

Section 2.11.        Interest.

(a)               The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)               The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)               During the continuance of an Event of Default (i) under clauses (a) or (b) of Article VII, the Borrowers shall pay interest on such past due amounts (after giving effect to any applicable grace period) owing by the Borrowers hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws and (ii) under any other clause of Article VII, the Borrowers shall pay interest on all outstanding Loan Document Obligations owing by the Borrowers hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(d)               Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)               All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12.        Alternate Rate of Interest. (i) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)               the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)               the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing shall be treated as a request for an ABR Borrowing.

(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (i)(a) of this Section have arisen (including because the Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (i)(a) of this Section have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than 1.00%, such rate shall be deemed to be 1.00% for all purposes of this Agreement. Such amendment shall become effective with the prior consent of the Required Lenders and without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) above, only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Term Loan Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Term Loan Borrowing, and (y) any Borrowing Request for a Eurodollar Term Loan Borrowing shall be treated as a request for an ABR Term Loan Borrowing.

Section 2.13.        Increased Costs.

(a)               If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)              impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)            subject any Recipient to any Taxes (other than any (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered. Notwithstanding the foregoing, if the Parent Borrower reasonably believes that any such Taxes were not correctly or legally asserted, the applicable Recipient will use commercially reasonable efforts to cooperate with the Parent Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Recipient exercised in good faith result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.

(b)               If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as well as a reasonably detailed description of the occurrence giving rise to such event, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)               Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)               Notwithstanding the above, a Lender will not demand compensation for any increased cost or reduction set forth in this Section 2.13 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 2.14.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrowers and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.15.        Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the, option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)               Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)               Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                 Without limiting the generality of the foregoing:

(A)             any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable (in such number of copies as shall be requested by the recipient):

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party(x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of IRS Form W-8ECI (or any successor forms);

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms); or

(4)               to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-3 or H-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 on behalf of each such direct and indirect partner;

(C)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered (including any specific documentation required in this Section 2.15(e)) expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Borrowers or Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

(f)                Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)               Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)               Defined Terms. For the avoidance of doubt, for purposes of this Section 2.15, the term “applicable law” includes FATCA.

(i)                 Issue Price. The Borrowers and Administrative Agent shall cooperate in good faith to determine the “issue price” (within the meaning of Section 1273 of the Code) of (i) the Loans and (ii) if the Exit Conversion occurs, the loans under the Exit Facility Agreement and, in either case, shall not take any Tax reporting position inconsistent with such determination, except as otherwise required by a Change in Law or pursuant to the good faith resolution of a Tax contest

(j)                 Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)               The Borrowers shall make each payment required to be made by the Borrowers hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, on or prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent; provided that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)               Any reduction of the New Money Commitment shall be allocated ratably among the Lenders. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)               If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person in accordance with the terms of Section 9.04. The Borrowers consent to the foregoing and agree, to the extent the Borrowers may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)               Unless the Administrative Agent shall have received written notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, but shall not be obligated to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)               If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

Section 2.17.        Mitigation Obligations; Replacement of Lenders.

(a)               If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)               If (i) any Lender requests compensation under Section 2.13, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrowers may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrowers, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b)(i), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

Section 2.18.        [Reserved].

Section 2.19.        [Reserved].

Section 2.20.        Joint and Several Liability of the Borrowers. The Loan Document Obligations of the Borrowers shall be joint and several in nature. Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all Loan Document Obligations of the Borrowers hereunder and the other Loan Documents, whether now or hereafter existing or due or to become due. The Loan Document Obligations of the Borrowers under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. Without limiting the foregoing provisions of this Section 2.20, each Borrower acknowledges and agrees that:

(a)               its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any Borrower during the existence of an insolvency proceeding against any Borrower or otherwise;

(b)               its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;

(c)               it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any of all of the following: (i) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Borrower; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Borrower; (iii) any change, restructuring or termination of the structure or existence of any other Borrower; (iv) the failure of any other person to execute or deliver any other agreement or the release or reduction of liability of any other person with respect to any obligations of the Borrowers under this Agreement; or (v) any other circumstance (including any statute of limitations but other than the Loan Document Obligations having been paid in full) or any existence or reliance on any representation by any other person that might otherwise constitute a defense available to, or a discharge or, any other Borrower;

(d)               its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made;

(e)               it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future;

(f)                in any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Subsidiary Borrower under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of the any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Borrower, any Loan Document or any other person be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 2.20(g) and any rights of subrogation, indemnity or reimbursement) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceedings; and

(g)               it hereby agrees that to the extent that any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment; provided that the provisions of this Section 2.20(g) shall in no respect limit the obligations and liabilities of any Borrower to the Administrative Agent and the Lenders, and each Borrower shall remain liable to the Administrative Agent and the Lenders for the full amount hereunder; provided, however each Borrower agrees that the foregoing rights of contribution as well as any right of subrogation, indemnity or reimbursement that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Borrower until, all Loan Document Obligations have been paid in full.

Section 2.21.        Super-Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations.

(a)               The priority of Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the Order.

(b)               Upon the maturity (whether by acceleration or otherwise) of any of the Loan Document Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Loan Document Obligations without further application to or order of the Court.

Section 2.22.        Conversion to Exit Facility Agreement. The Loans shall be repaid in cash in accordance with the terms hereunder; provided that, notwithstanding the foregoing, upon the satisfaction or waiver by the Required Lenders of each of the conditions set forth in the “Conditions to Borrowings” section of the Exit Facility Term Sheet, automatically and without any further consent or action required by the Administrative Agent, any Lender, or any other Secured Party, the Loans shall be refinanced with loans under the Exit Facility Agreement in accordance with the Exit Facility Term Sheet (the “Exit Conversion”). Upon the Exit Conversion, (i) the Borrowers (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan, and each Guarantor and each entity assuming the operations and assets of each Guarantor that is a Debtor in the Acceptable Plan, to the extent such Person is required under the Exit Facility Term Sheet to continue to be a guarantor thereunder), shall assume all obligations in respect of the Loans hereunder and all other monetary obligations in respect hereof, (ii) each Loan hereunder shall be continued as and converted to a Loan under the Exit Facility Agreement, (iii) each Lender hereunder shall be a Lender under the Exit Facility Agreement and (iv) this Agreement shall terminate and be superseded and replaced in its entirety by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions thereto, as are reasonably satisfactory to the Administrative Agent and the Borrower, incorporated as necessary to make any technical changes necessary to effectuate the intent of this Section 2.22 and to make any changes as required in the Exit Facility Term Sheet, including to increase the facility amount and give effect to any “last out” term loans). Notwithstanding the foregoing, all obligations of the Borrowers and the Guarantors to the Administrative Agent and the Lenders under this Agreement and any other Loan Document which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agent and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.22 and as are required to complete the schedules to the Exit Facility Agreement or other agreements contemplated thereby; provided, however, that any such action by the Administrative Agent or any of the Lenders shall not be a condition precedent to the effectiveness of the Exit Facility Agreement if and to the extent so provided in the Confirmation Order. Each Lender hereto hereby agrees that, on the Conversion Date, (i) the Administrative Agent (in its capacity as Administrative Agent under the Exit Facility Agreement) may execute and deliver the Exit Facility Agreement (and any guaranty contemplated thereby) on its own behalf and on behalf of each such Lender and (ii) the Administrative Agent may execute and deliver the security documents contemplated by the Exit Facility Term Sheet. On the Conversion Date, the Administrative Agent shall transfer any amounts remaining in the DIP Accounts to an account designated by the Borrowers.

Article III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 3.01.        Organization; Powers. The Parent Borrower and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Restricted Subsidiary, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to, subject to the entry of the Order, carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.        Authorization; Enforceability; Benefit to Loan Parties.

(a)               Subject to entry of the Order, the Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equityholder action. Subject to entry of the Order, this Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each Loan Party has determined that, subject to entry of the Order, the execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 3.03.        Governmental Approvals; No Conflicts. Except for the entry of, and pursuant to the terms of, the Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Parent Borrower or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the Pre-Petition ABL Credit Agreement, the ABL Credit Agreement to the extent applicable, the Pre-Petition Credit Agreement or other material instrument binding upon the Parent Borrower or any Restricted Subsidiary or any of their assets) (other than defaults arising solely as a result of the commencement of the Cases), or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with the Pre-Petition ABL Credit Agreement, the ABL Credit Agreement to the extent applicable, or the Pre-Petition Credit Agreement, in the case of clauses (a) (as to the Transactions other than entry into the Loan Documents), (b) and (d) above, except for a failure to obtain or make, violation or creation, as applicable, which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04.        Financial Condition; No Material Adverse Change.

(a)               The Borrowers have heretofore furnished to the Lenders (i) the audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, equity and cash flows of the Parent Borrower and its consolidated Subsidiaries as of and for the fiscal year ended August 3, 2019, and (B) the unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows of the Parent Borrower and its consolidated Subsidiaries as of and for each of the fiscal quarters and the portions of the fiscal year ended November 2, 2019 and February 1, 2020. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)               Since the Petition Date, other than those customarily resulting from the commencement of the Cases and changes set forth in the Parent Borrower’s business plan delivered to the Ad Hoc Committee prior to the Petition Date, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.05.        Properties.

(a)               The Parent Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its tangible property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and Liens expressly permitted by Section 6.02.

(b)               (i) The Parent Borrower and each Restricted Subsidiary owns, is licensed to use, or otherwise has the right to use all trademarks, service marks, tradenames, trade dress, copyrights, patents, designs and other intellectual property material to its business, and (ii) the conduct of their respective businesses, including the use thereof by the Parent Borrower and the Restricted Subsidiaries in their respective businesses, does not infringe upon the rights of any other Person, except for any such infringements or any such failure to own, license or have the right to use that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)               Schedule 3.05 sets forth the address of each real property that is owned in fee by the Loan Parties as of the Effective Date.

Section 3.06.        Litigation and Environmental Matters.

(a)               Except for the Disclosed Matters and the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against the Parent Borrower or any Restricted Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)               Except for the Disclosed Matters or matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07.        Compliance with Laws and Agreements.

(a)               The Parent Borrower and each Restricted Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except any non-compliance arising solely as a result of the commencement of the Cases or where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14). Except for any defaults or events of defaults arising solely as a result of the commencement of the Cases, any defaults or events of defaults arising under the Pre-Petition ABL Credit Agreement or the Pre-Petition Credit Agreement, no Event of Default has occurred and is continuing.

(b)              The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Borrowers, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.08.        Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.        Taxes. The Parent Borrower and each Subsidiary has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (i) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Parent Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no current or proposed tax assessment, deficiency or other claim against the Parent Borrower or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10.        ERISA; Labor Matters.

(a)               Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (iii) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable laws. On the Effective Date, the excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of preparing the audited financial statements set forth in the Borrower’s most recent Annual Report on Form 10-K), as of the date of the most recent financial statements reflecting such amounts, over the fair market value of the assets of such Plan, if any, could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)               Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Parent Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened, (ii) the hours worked by and payments made to employees of the Parent Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, local or foreign law dealing with such matters, (iii) all payments due from the Parent Borrower or any Restricted Subsidiary, or for which any claim may be made against the Parent Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent Borrower or such Restricted Subsidiary to the extent required by GAAP and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Restricted Subsidiary is bound.

(c)               None of the Borrowers or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

Section 3.11.        Disclosure. No reports, financial statements, certificates or other written information (other than forward-looking information, management projections or information of a general economic or industry nature) furnished by or on behalf of the Parent Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when delivered and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

Section 3.12.        Subsidiaries and Joint Ventures. Schedule 3.12 sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Parent Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Parent Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Except as set forth in Schedule 3.12, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Parent Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

Section 3.13.        Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Parent Borrower and the Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Parent Borrower and the Restricted Subsidiaries is adequate.

Section 3.14.        Federal Reserve Regulations. Neither the Parent Borrower nor any Restricted Subsidiary is principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.

Section 3.15.        [Reserved].

Section 3.16.        Collateral Matters.

(a)               Subject to the entry of the Order, the Collateral Agreement and the Order are effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) legal, valid, enforceable and perfected Liens on the Collateral described therein (with such priority as provided for therein).

(b)               Except for the entry of the Order, no filing or other action will be necessary to perfect such Liens.

(c)               The Order is (or will be, as applicable) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral (with such priority as provided for in the Order (including, without limitation, with respect to the Carve Out)) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents except to the extent set forth in such orders.

Section 3.17.        Use of Proceeds. Unless otherwise agreed by the Administrative Agent (acting at the direction of the Required Lenders), the proceeds of the New Money Loans will be deposited into the DIP Funding Account and used in accordance with the terms of the Approved Budget (subject to Permitted Variances) and the terms of the Order or any other order entered into by the Court that is consistent with the RSA, the Order and this Agreement, including, without limitation (i) to pay amounts due to Lenders and the Administrative Agent hereunder and the reasonable and documented professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Administrative Agent, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby (including pursuant to such court approval), (ii) to make adequate protection payments, (iii) to fund the Carve Out, and (iv) to pay administration costs of the Cases and Claims or amounts approved by the Court in the “first day” and “second day” orders or as required under the Bankruptcy Code. Notwithstanding anything to the contrary herein, the proceeds of the New Money Loans may be used to prepay or repay the ABL Credit Agreement (to the extent applicable) solely to extent provided for in the Approved Budget then in effect at the date of such prepayment or repayment, and in any event in an aggregate amount during the term of this Agreement not to exceed $50,000,000.

Section 3.18.        Approved Budget. The Borrowers have heretofore furnished to the Administrative Agent the initial Approved Budget. Each Approved Budget was prepared in good faith based upon assumptions the Borrowers believed to be reasonable assumptions on the date of delivery of such Approved Budget.

Section 3.19.        Chapter 11 Cases.

(a)            The Cases were commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Order and (ii) the hearing for the entry of the Order. Debtors shall give, on a timely basis as specified in the Order, all notices required to be given to all parties specified in the Order.

(b)            After the entry of the Order, and pursuant to and to the extent permitted in the Order, the Loan Document Obligations will constitute allowed administrative expense claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve Out and (ii) the priorities set forth in the Order.

(c)            After the entry of the Order and pursuant to and to the extent provided in the Order, the Loan Document Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Carve Out, (ii) the Liens pursuant to Section 6.02(i) with respect to Indebtedness under the ABL Credit Agreement (to the extent applicable), subject to the terms of such Section 6.02(i) and (iii) to the extent set forth in the Order.

(d)           The Order is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required Lenders’ consent, modified or amended. The Loan Parties are in compliance in all material respects with the Order.

(e)            Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Order, upon the Maturity Date (whether by acceleration or otherwise) of any of the Loan Document Obligations, to the extent the Conversion Date has not occurred, the Administrative Agent and Lenders shall be entitled to immediate payment of such Loan Document Obligations and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Court.

Article IV

Conditions

Section 4.01.        Conditions to Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Roll-up Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)               The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)               The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, addressing corporate authority matters and other matters as the Administrative Agent shall reasonably request, each such opinion to be in form, scope and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)               The Administrative Agent shall have received as to each Loan Party such customary documents and certificates as it shall reasonably have requested relating to the organization, existence and good standing of such Loan Party and the authorization of the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)               (a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (b) at the time of and immediately after giving effect to the Transactions to occur on the Effective Date, no Event of Default shall have occurred and be continuing.

(e)               The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraph (d) of this Section.

(f)                The Lenders and the Administrative Agent shall have received the Approved Budget.

(g)               The Administrative Agent, for its benefit and the benefit of each other Secured Party, shall have been granted a perfected lien on the Collateral by the Order on the terms and conditions set forth herein and in the other Loan Documents.

(h)               The Administrative Agent shall have received the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions reasonably requested by the Administrative Agent.

(i)                 The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” rules and regulations, including the USA Patriot Act, to include a duly executed IRS Form W-9 or such other applicable IRS Form for each Borrower, at least three Business Days prior to the Effective Date to the extent such information was requested at least 10 Business Days prior to the Effective Date.

(j)                 The Collateral Agreement each shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(k)               The Administrative Agent shall have received (i) unaudited interim consolidated financial statements of the Parent Borrower for each fiscal month ended after the fiscal quarter ending February 1, 2020 through the end of June 30, 2020 and (ii) unaudited financial statements for the fiscal quarter ended May 2, 2020.

(l)                 Since the Petition Date, other than those events or circumstances arising from the commencement of the Cases, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(m)             (i) the Administrative Agent shall have received drafts of the “first day” pleadings for the Cases, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and (ii) all motions, orders (including the “first day” orders and the Cash Management Order) and other documents to be filed with and submitted to the Court on the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Court shall have approved and entered all “first day” orders, including, without limitation, the Cash Management Order.

(n)               No trustee, receiver or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(o)               The Pre-Petition Agent and the Pre-Petition Lenders shall have each received adequate protection in respect of the Liens securing their respective Pre-Petition Lender Obligations pursuant to the Order.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02.        Conditions to the New Money Loan. The obligations of the Lenders to make the New Money Loans hereunder shall not become effective until the date on or after the Effective Date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)               The Administrative Agent shall have received a written Borrowing Request to include a flow of funds memorandum in form and substance satisfactory to the Administrative Agent and the Lenders.

(b)               The ABL Credit Agreement shall have been duly executed and delivered by each of the parties thereto, and shall be in full force and effect.

(c)               The Intercreditor Acknowledgment shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(d)               The Administrative Agent, the Ad Hoc Committee and the Ad Hoc Committee Advisors shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced at least two Business Days prior to the Funding Date, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter or any Loan Document, in each case, payable from the proceeds of the initial funding of the Term Loans.

The Administrative Agent shall notify the Borrowers and the Lenders of the Funding Date, and such notice shall be conclusive and binding.

Article V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all premiums and fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

Section 5.01.        Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent, on behalf of each Lender and, in the case of clauses (e), (f) and (g), to the Ad Hoc Committee Advisors:

(a)               within 90 days after the end of each fiscal year of the Parent Borrower, its consolidated balance sheet and related consolidated statements of operations, comprehensive income, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Parent Borrower to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP;

(b)               within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations and comprehensive income for such fiscal quarter and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)               within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Company, the consolidated balance sheet and related statements of operations and comprehensive income of the Company as of the end of and for such fiscal month and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows of the Company for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that any adjustments reflected in such monthly financial statements may differ (in part or entirely) from any adjustments reflected in the financial statements delivered in the foregoing clauses (a) or (b);

(d)               concurrently with each delivery of financial statements under clause (a), (b) or (c) above, a completed Compliance Certificate signed by a Financial Officer of the Parent Borrower, (i) certifying, in the case of the financial statements delivered under clause (a), (b) or (c) above, that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) to the extent applicable, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, specifying the effect of such change on the financial statements accompanying such certificate, and (v) certifying that all notices required to be provided under Section 5.03 and 5.04 have been provided;

(e)               no later than 5:00 p.m. New York City time on the four week anniversary of the Effective Date(or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion), and each fourth (4th) calendar week thereafter, an updated budget consistent with the form and level of detail set forth in the initial Approved Budget, including the same line-items provided with the initial Approved Budget, and otherwise in form and substance reasonably acceptable to Ad Hoc Committee Advisors in their reasonable discretion. Upon, and subject to, the approval of any such updated budget by the Ad Hoc Committee Advisors in their reasonable discretion, such supplemented budget shall constitute the then-approved Approved Budget, effective as of the beginning of the week immediately following the week in which it was delivered; provided that unless and until the Ad Hoc Committee Advisors approve such supplemental budget in their reasonable discretion, the then-current Approved Budget shall remain in effect;

(f)                no later than 5:00 p.m. New York City time on the Thursday of each calendar week (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) commencing on (a) the date that is the third Thursday following the Effective Date, a line-item by line-item report setting forth for each line item in the Approved Budget, in reasonable detail, the actual receipts received and operating disbursements (including any professional fees) made during the prior week then-ended and (b) the date that is the first Thursday following the Effective Date a report setting forth (i) the Liquidity as of the Friday of the most recently ended calendar week and (ii) the aggregate amount of end of day cash and Cash Equivalents as of the Friday of the most recently ended calendar week of all non-Loan Party Subsidiaries on deposit in or credited to any account maintained by such non-Loan Party Subsidiaries;

(g)               no later than 5:00 p.m. New York City time on the Thursday (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) of each calendar week commencing on the date that is the second Thursday following the Effective Date, (each such Thursday or later time, a “Variance Report Date”), a line-item by line-item variance report (each, a “Variance Report”),substantially in the form attached hereto as Exhibit J or otherwise as reasonably acceptable to the Required Lenders in their sole discretion, setting forth, in reasonable detail: (x) any variances between actual amounts for each line item in the Approved Budget for the Variance Testing Period versus projected amounts set forth in the applicable Approved Budget for each line item included therein on a cumulative basis for such Variance Testing Period (for the avoidance of doubt, to be prepared by comparing the sum of the four (4) figures for each relevant week for such corresponding line item in the relevant Approved Budget that was in effect in respect of each relevant week at the time), and (y) the computations necessary to determine compliance with Section 6.12, together with a statement from a Financial Officer certifying the information contained in the report. The Variance Report shall also provide a reasonably detailed explanation for any negative variance in such Variance Report in excess of 15% in actual receipts and any positive variance in such Variance Report in excess of 15% in actual operating disbursements during the Variance Testing Period (in each case unless the dollar amount corresponding to such percentage variance is less than $1,000,000) as compared to projections for such corresponding line items during the Variance Testing Period as set forth in the Approved Budget;

(h)               (i) to the extent applicable, within 1 Business Day of delivery of a Borrowing Base Certificate (as defined in the Pre-Petition ABL Credit Agreement or the ABL Credit Agreement, as applicable) to the ABL Agent, copy of such certificate and (ii) a copy of each report or forecast delivered under the ABL Credit Agreement, within 1 Business Day of delivery thereof;

(i)                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be;

(j)                 [reserved];

(k)               promptly after any written request therefor, evidence of insurance renewals as required under Section 5.08 hereunder in form and substance reasonably acceptable to the Administrative Agent; and

(l)                 promptly after any written request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (i) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 5.02.        Notices of Material Events. The Borrowers will furnish to the to the Ad Hoc Committee Advisors and the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of the Borrowers becoming aware of any of the following:

(a)               the occurrence of any Default;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against (other than in connection with the Cases) or affecting the Parent Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrowers to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)               the occurrence of an ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(d)               (i) as soon as practicable in advance of filing (and to the extent practicable not later than three (3) days prior to the filing thereof) with the Court or delivering (and to the extent practicable not later than three (3) days prior to the delivery thereof) to the Committee appointed in a Case, if any, or to the U.S. Trustee, as the case may be, the Order, all other material proposed orders and pleadings related to (x) the Cases (all of which must be in form and substance reasonably satisfactory to the Required Lenders), (y) the Pre-Petition Credit Agreement and this Agreement and the credit facilities contemplated thereby and/or any sale contemplated in accordance with the Required Milestones and any Plan of Reorganization and/or any disclosure statement related thereto (all of which must be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) substantially simultaneously with the filing with the Court or delivering to the Committee appointed in any Case, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or their Subsidiaries or the Cases that may be filed with the Court or delivered to the Committee appointed in any Case, if any, or to the U.S. Trustee; or

(e)               any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.        Collateral Obligations; Additional Subsidiaries.

(a) Each Borrower will, and will cause the other applicable Loan Parties to comply with the “Collateral and Guarantee Requirement”. If any additional Designated Subsidiary is formed or acquired after the Effective Date (or any Excluded Subsidiary becomes a Designated Subsidiary), the Borrowers will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within 15 days (or such longer period as the Administrative Agent may agree) after such Designated Subsidiary is formed or acquired (or any Excluded Subsidiary becomes a Designated Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interests in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party.

(b) Each of the Loan Parties hereby covenants and agrees that upon the entry of, and subject to, the Order and subject to the Carve Out in all respects, the Loan Document Obligations, pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases.

(c) The relative priorities of the Liens described in this Section 5.03 with respect to the Collateral shall be as set forth in the Order. In accordance with the Order, all of the Liens described in this Section 5.03 shall be effective and perfected upon entry of the Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent, of, or over, any Collateral, as set forth in the Order.

(d) Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Order , the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

Section 5.04.        Information Regarding Collateral.

(a)               The Borrowers will furnish to the Administrative Agent promptly (and in any event within 15 days thereof (or such longer period as the Administrative Agent may agree)) written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, and the Federal Taxpayer Identification Number of such Loan Party, in each case, only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, of such Loan Party. The Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)               If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof), the Borrowers will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Loan Document Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including to grant and perfect such Lien, all at the expense of the Borrowers. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to (A) grant leasehold mortgages, (B) obtain landlord lien waivers, estoppels, collateral access agreements or bailee agreements, except to the extent delivered pursuant to the ABL Credit Agreement or related loan documents, (C) enter into Control Agreements in respect of any Excluded Deposit Account, (D) perfect security interests in any assets represented by a certificate of title or (E) enter into any Collateral Documents governed by the law of a jurisdiction other than the United States.

(c)               If, despite the restrictions set forth in Section 6.02, the Company or any Subsidiary shall grant a Lien on any of its assets to secure Indebtedness under the ABL Credit Agreement, the Pre-Petition ABL Credit Agreement and the Secured Obligations are not secured by a Lien on such assets, the Company will (i) promptly notify the Administrative Agent and cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, or cause such Subsidiary to take, as the case may be, such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including to grant and perfect such Lien, and to cause such Liens securing Indebtedness under the ABL Credit Agreement thereof and such Liens securing the Secured Obligations to become subject to the Intercreditor Agreement, all at the expense of the Loan Parties.

Section 5.05.        Existence; Conduct of Business. Subject to any required approval by the Court, each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or 6.05.

Section 5.06.        Payment of Obligations. To the extent permitted by the Order and the terms thereof, each Borrower will, and will cause each Restricted Subsidiary to, pay or discharge all its material obligations, including material Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, subject to the Approved Budget (and the Permitted Variances provided for therein)except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Parent Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.07.        Maintenance of Properties. Each Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08.        Insurance. Each Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as a loss payee thereunder, and the Borrowers will use commercially reasonable efforts to have each such policy provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

Section 5.09.        Books and Records; Inspection and Rights. Each Borrower will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (to the extent accompanying the Administrative Agent or any designated representative thereof) (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal year of the Parent Borrower unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by the Borrowers, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Borrowers shall have the right to have a representative present at any and all inspections.

Section 5.10.        Compliance with Laws. Each Borrower will, and will cause each Restricted Subsidiary to, comply with all laws (including Environmental Laws and orders of any Governmental Authority) applicable to it or its property, except (i) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (ii) to the extent subject to the Automatic Stay.

Section 5.11.        Bankruptcy Matters.

(a)            cause all proposed (i) “first day” and “second day” (if applicable) orders on a final basis, (ii) orders (other than the Order) related to or affecting the Loans and other Obligations and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Plan of Reorganization and/or any disclosure statement related thereto, (iii) orders concerning the financial condition of the Borrowers or any of their respective Restricted Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, and (iv) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Court, in each case, proposed by the Loan Parties to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in their reasonable discretion in all respects, it being understood and agreed that the forms of orders approved by the Required Lenders (and with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b)            comply in a timely manner with their obligations and responsibilities as debtors in possession under the Order; and

(c)            except as otherwise permitted by an Acceptable Plan or this Agreement, provide prior written notice as soon as reasonably practicable to the Required Lenders prior to any assumption or rejection of any Loan Party’s or any Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code.

(d)            deliver to the Administrative Agent all documents required to be delivered to creditors under the RSA, any applicable restructuring support agreement or any case stipulation; provided that the Borrower shall not be required to deliver any such documents provided by any party in interest to the extent that any such document is filed under seal; provided, further, that such documents that are filed under seal, to the extent permitted by applicable law, shall be provided to the advisors to the Administrative Agent on a professional eyes’ only basis.

(e)            comply with each of the Required Milestones contained on Schedule 5.11 upon the terms and at the times provided for therein.

Section 5.12.        Maintenance of Ratings. The Borrowers will use commercially reasonable efforts to obtain a rating of the credit facilities created hereunder by each of S&P and Moody’s within 15 days of the Effective Date, it being understood that there is no obligation to maintain any particular rating at any time.

Section 5.13.        [Reserved].

Section 5.14.        [Reserved].

Section 5.15.        Conference Calls. The Borrowers will hold and participate in:

(a) a monthly conference call for Lenders to discuss financial information delivered pursuant to Section 5.01. The Borrowers will hold such conference call following the delivery of the required financial information for such month pursuant to Section 5.01(c) and not later than two Business Days from the time the Borrowers are required to deliver the financial information as set forth in Section 5.01(c).

(b) weekly conference calls for the Ad Hoc Committee Advisors to discuss financial information delivered pursuant to Section 5.01(f).

Such monthly and weekly calls will occur as a standing appointment at a time to be mutually agreed upon by the Borrowers and the Lenders or the Ad Hoc Committee Advisors, as applicable.

Article VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all premiums and fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

Section 6.01.        Indebtedness; Certain Equity Securities.

Neither Borrower will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)               Indebtedness created under the Loan Documents (including, for the avoidance of doubt, the Carve Out) and the Pre-Petition Loan Documents;

(b)               Indebtedness existing on the date hereof and set forth on Schedule 6.01;

(c)               unsecured Indebtedness of the Parent Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Parent Borrower or any Restricted Subsidiary, (ii) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations and the Pre-Petition Lender Obligations and (iii) any such Indebtedness shall be incurred in compliance with Section 6.04;

(d)               Guarantees incurred in compliance with Section 6.04;

(e)               Indebtedness of the Parent Borrower or any Restricted Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (ii) assumed in connection with the acquisition of any fixed or capital assets; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) at the time of incurrence thereof shall not exceed $1,000,000;

(f)                Indebtedness in respect of netting services, overdraft protections and deposit and checking accounts, in each case, in the ordinary course of business;

(g)               Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, health, disability, unemployment insurance and other social security laws;

(h)               Indebtedness expressly permitted by the Approved Budget (including with respect to any Permitted Variances);

(i)                 [reserved];

(j)                 Indebtedness under (i) the Pre-Petition ABL Credit Agreement and (ii) if applicable, the ABL Credit Agreement in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;

(k)               Indebtedness of Loan Parties in respect of surety bonds (whether bid, performance, appeal or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(l)                 [reserved];

(m)             [reserved];

(n)               [reserved];

(o)               [reserved];

(p)               other unsecured Indebtedness in an aggregate principal amount not to exceed at the time of incurrence thereof $4,000,000;

(q)               Indebtedness consisting of (i) the financing of insurance premiums and (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r)                obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; and

(s)                Indebtedness in the form of Swap Agreements permitted under Section 6.07.

The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this Section 6.01.

Section 6.02.        Liens. Neither Borrower will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, except:

(a)               (i) Liens granted by the Order (including the Carve Out), (ii) Liens created under the Loan Documents or the Pre-Petition Loan Documents;

(b)               Permitted Encumbrances;

(c)               any Lien on any asset of the Parent Borrower or any Restricted Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Parent Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancing thereof that do not increase the outstanding principal amount thereof;

(d)              [reserved];

(e)               Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)                in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof, solely to the extent such sale or transfer would have been permitted on the date of the creation of such Lien;

(g)               in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, in each case, so long as such encumbrance or restriction is in existence on the Petition Date;

(h)               Liens solely on any cash deposits, escrow arrangements or similar arrangements made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a transaction permitted hereunder;

(i)                 Liens on the Collateral securing Indebtedness permitted by Section 6.01(j) and obligations relating thereto not constituting Indebtedness; provided that any such Liens are subject to (x) the Order and (y), if such Liens are on assets of the Loan Parties, the Intercreditor Agreement;

(j)                 any Lien on assets of any Foreign Subsidiary (other than any Luxembourg IP Subsidiary); provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 6.01 and obligations relating thereto not constituting Indebtedness;

(k)               other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence of such Indebtedness or other obligations not to exceed $1,000,000;

(l)                 non-exclusive licenses of intellectual property granted in the ordinary course of business; and

(m)             Liens in favor of the Pre-Petition Lenders as adequate protection granted pursuant to the Orders.

Section 6.03.        Fundamental Changes; Business Activities.

(a)               Neither Borrower will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary may (x) merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving entity and (y) merge into the Subsidiary Borrower in a transaction in which the Subsidiary Borrower is the surviving entity, (ii) any Person (other the Parent Borrower or the Subsidiary Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, a Loan Party, (iii) [reserved] and (iv) any Restricted Subsidiary (other than the Subsidiary Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)               Neither Borrower will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and the Restricted Subsidiaries on the date hereof and businesses reasonably related or complementary thereto.

Section 6.04.        Investments, Loans, Advances, Guarantees and Acquisitions. Neither Borrower will, nor will it permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, except:

(a)               Investments in cash and Cash Equivalents;

(b)               Investments existing on the date hereof or contractually committed to as of the date hereof and set forth on Schedule 6.04 and any extensions thereof (but not any additions thereto (including any capital contributions) made after the date hereof) ;

(c)               Investments by the Parent Borrower and the Restricted Subsidiaries in Equity Interests in their respective subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such Investments, and (ii) in the case of any such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, Restricted Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above), (A) the aggregate amount of all such Investments (including loans and advances) permitted pursuant to this clause (c) and pursuant to clauses (d) and (e) below, taken together, shall not exceed $10,000,000 and (B) in each case, all such Investments (including loans and advances) shall be (x) made in the ordinary course of business, (y), solely in connection with the operational and compliance needs of the Parent Borrower and its Restricted Subsidiaries and (z) permitted by the Approved Budget (subject to Permitted Variance);

(d)               loans or advances made by the Parent Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(c) and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variance);

(e)               Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary, solely to the extent (i) arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty or (ii) of any leases of retail store locations and related obligations arising thereunder, in each case, in the ordinary course of business; provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variances);

(f)                [reserved];

(g)               Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)               [reserved];

(i)                 deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j)                 advances by the Parent Borrower or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(k)               [reserved];

(l)                 Investments in the form of Swap Agreements permitted under Section 6.07;

(m)             investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n)               other Investments to the extent permitted by and expressly set forth in the Order;

(o)               other Investments in an aggregate amount not to exceed $1,000,000; and

(p)               Investments in respect of actions permitted by Section 6.05(g).

For the purposes of this Section, any unreimbursed payment by the Parent Borrower or any Restricted Subsidiary for goods or services delivered to any Subsidiary shall be deemed to be an Investment in such Subsidiary.

Section 6.05.        Asset Sales. Neither Borrower will, nor will it permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Parent Borrower or any other Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) (each of the foregoing, an “Asset Sale”), except:

(a)               (i) sales of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (iii) contributions of merchandise to charitable organizations, to the extent in the ordinary course of business and consistent with past practices, (iv) dispositions of Cash Equivalents and (v) use of cash in accordance with the Approved Budget and pursuant to transactions permitted under this agreement, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)               sales, transfers, leases and other dispositions to the Parent Borrower or any Restricted Subsidiary in the ordinary course of business; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)               the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)               dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)               leases or subleases of real property granted by the Parent Borrower or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Parent Borrower or any Restricted Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(f)                [reserved];

(g)               in connection with the consolidation of foreign operations of the Parent Borrower and its Subsidiaries, the direct or indirect transfers or other dispositions by any Restricted Subsidiary of any foreign assets or the Equity Interests of a Foreign Subsidiary that is a Restricted Subsidiary to (i) with respect to any Luxembourg IP Subsidiary or any non-Loan Party Restricted Subsidiary with the prior consent of the Required Lenders and (ii) any other Restricted Subsidiary;

(h)               to the extent prior consent of the Required Lenders is received, the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Parent Borrower and its Restricted Subsidiaries;

(i)                 other sales, transfers or dispositions pursuant to an order of the Court which sale, transfer or disposition are consistent with the Restructuring Support Agreement and the Approved Budget; and

(j)                 Specified Dispositions or dispositions expressly identified and provided for in the Approved Budget; and

(k)               sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section in an aggregate amount equal to a fair market value, as determined by a Responsible Officer of the Parent Borrower reasonably and acting in good faith, of not more than $1,000,000;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (b), (c), (d), (g) or (h)) shall be made for fair value.

Section 6.06.        Sale/Leaseback Transactions. Neither Borrower will, nor will it permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except to the extent such Sale/Leaseback Transaction is entered into in connection with a Specified Disposition.

Section 6.07.        Swap Agreements. Neither Borrower will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent Borrower or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

Section 6.08.        Restricted Payments; Certain Payments of Indebtedness.

(a)               Neither Borrower will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)               the Parent Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Parent Borrower;

(ii)              any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Parent Borrower and the Restricted Subsidiaries);

(iii)            the Parent Borrower may make Restricted Payments pursuant to and in accordance with customary stock option plans or other equity or benefit plans for management or employees of the Parent Borrower and the Restricted Subsidiaries in effect from time to time;

(iv)            Restricted Payments made by any Restricted Subsidiary to another non-Restricted Subsidiary to consummate transactions that would otherwise be permitted by Section 6.04(c);

(v)             the Parent Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Parent Borrower;

(vi)           Restricted Payments to Parent Borrower on or around and upon the execution and effectiveness of the RSA to pay fees and expenses in accordance therewith;

(vii)          [reserved]; and

(viii)        Restricted Payments made to consummate the transactions permitted by Section 6.05(g).

(b)               Neither Borrower will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, except:

(i)               [reserved];

(ii)             [reserved];

(iii)            [reserved];

(iv)           [reserved];

(v)             [reserved];

(vi)            payments to the extent provided for in the Approved Budget (including Permitted Variances thereto) and permitted by the Order, as applicable; and

(vii)          [reserved].

(c)               Neither Borrower will, nor will it permit any of the Restricted Subsidiaries to amend, modify or change in any manner adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness; provided that immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent.

Section 6.09.        Transactions with Affiliates. Neither Borrower will, nor will it permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not less favorable to the Parent Borrower or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among the Parent Borrower and the Restricted Subsidiaries, (c) any Restricted Payment permitted by Section 6.08 or Investments permitted pursuant to Section 6.04(j), (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Parent Borrower or any Restricted Subsidiary, as determined by the board of directors of the Parent Borrower in good faith, (e) employment contracts or subscription, put/call arrangements with employees, officers or directors, (f) transactions necessary to make adequate protection payments on account of secured Pre-Petition Indebtedness pursuant to the Order and (g) the transactions described on Schedule 6.09.

Section 6.10.        Restrictive Agreements.

(a) Neither Borrower will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (1) the ability of the Parent Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Loan Document Obligations or (2) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Parent Borrower or to Guarantee the Loan Agreement; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the Pre-Petition Credit Agreement, Pre-Petition ABL Credit Agreement and, to the extent applicable, the ABL Credit Agreement, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 6.01 and (G) restrictions and conditions imposed on cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Restricted Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(e) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 6.01 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary.

(b) Except as permitted pursuant to the terms of this Agreement and the Order or otherwise consented to by the Required Lenders:

(i) Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Order that is adverse to the Lenders.

(ii) Incur, create, assume or suffer to exist or permit any other superpriority claim which is pari passu with or senior to the DIP Superpriority Claims of the Administrative Agent, and the Lenders hereunder, except for the Carve Out and, subject to the Intercreditor Agreement, the ABL Credit Agreement to the extent applicable.

Section 6.11.        Amendment of Organizational Documents. Neither Borrower will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse to the rights or interests of the Lenders hereunder or under any other Loan Document; provided that immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent.

Section 6.12.        Financial Covenants

(a) The Parent Borrower will not permit Liquidity at any time to be less than $100,000,000.

(b) Commencing after the end of the 3rd week following the Effective Date, and solely to the extent that Liquidity is less than $150,000,000, the Parent Borrower will not permit any negative variance between the Actual Net Cash Flow Amount for any Cumulative Four-Week Period and the Budgeted Net Cash Flow Amount for such Cumulative Four-Week Period to be greater than 20%.

(c) The Parent Borrower will not permit the amount of cash and Cash Equivalents of non-Loan Party Subsidiaries as of the end of the day on Friday of each calendar week on deposit in or credited to any account maintained by non-Loan Party Subsidiaries to exceed $45,000,000 in the aggregate for all non-Loan Party Subsidiaries, excluding from such covenant any payments made (or to be made) from the Maurice business segments or entities.

Section 6.13.        Accounting Changes. The Parent Borrower will not make any change in the Parent Borrower’s fiscal quarter or fiscal year other than as required pursuant to GAAP.

Section 6.14.        Sanctions. The Parent Borrower and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

Section 6.15.        Anti-Corruption Laws. The Parent Borrower and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing for any purpose which would breach any Anti-Corruption Laws.

Article VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)               the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrowers shall fail to pay any interest on any Loan or any fee, premium (including the Redemption Premium, if any) or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)               any representation, warranty or certification made or deemed made by the Parent Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation or warranty qualified by materiality, incorrect);

(d)               the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(a), 5.03 or 5.05 (with respect to the existence of any Borrower), 5.11 (including the Required Milestones) or in Article VI;

(e)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 7 Business Days after receipt of written notice thereof from the Administrative Agent;

(f)                except as a result of commencement of the Cases or entry into this Agreement, and, to the extent applicable, the ABL Credit Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, the Parent Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Loan Document Obligations) when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)               except as a result of commencement of the Cases or entry into this Agreement and, to the extent applicable, the ABL Credit Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, (i) any event or condition shall occur that results in any Material Indebtedness becoming due, or being terminated or required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, or that enables or permits (with the giving of notice, if required) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01; provided, further, that no such event under the Pre-Petition ABL Credit Agreement or the ABL Credit Agreement, as applicable, shall constitute an Event of Default under this clause (g) until the earliest to occur of (x) 5 days after the date of such Event of Default (during which period such Event of Default is not waived or cured), (y) the acceleration of the Indebtedness under the Pre-Petition ABL Credit Agreement or the ABL Credit Agreement, as applicable, and (z) the exercise of remedies by the ABL Agent in respect of a material portion of the ABL Priority Collateral, to the extent applicable;

(h)               [reserved];

(i)                 [reserved];

(j)                 [reserved];

(k)               except for any order fixing the amount of any Claim in the Cases, one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Parent Borrower or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 15 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)                 one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)             a Change in Control shall occur;

(n)               any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, satisfaction in full of all the Loan Document Obligations (other than contingent indemnification claims) or any act or omission by the Administrative Agent or any Lender, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; and

(o)               any Lien purported to be created under any Collateral Document and the Order shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (ii) the release thereof as provided in the applicable Collateral Document or Section 9.16 or consented to under Section 9.02, (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) continue in accordance with applicable law the effectiveness of any UCC financing statement or (iv) as to Collateral constituting real property, to the extent such losses are covered by Lender’s title insurance policy and such insurer has not denied coverage;

(p)               the RSA is terminated for any reason, or is modified, amended or waived in any manner materially adverse to the Secured Parties without the prior consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders);

(q)               any Loan Party shall file a motion in the Cases without the express written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), (i) to obtain additional financing under Section 364(d) of the Bankruptcy Code not otherwise permitted under this Agreement or (ii) except as provided in the Order, as the case may be, to use cash collateral of a Lender under Section 363(c) of the Bankruptcy Code that does not either have the prior written consent of the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) or provide for the payment of the Loan Document Obligations in full and in cash upon the incurrence of such additional financing;

(r)                an order with respect to any of the Cases shall be entered by the Court (i) appointing a trustee under Section 1104, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or (iii) converting the Cases to cases under Chapter 7 of the Bankruptcy Code;

(s)                an order shall be entered by the Court dismissing any of the Cases which does not contain a provision for termination of all Commitments, and payment in full in cash of all Loan Document Obligations upon entry thereof;

(t)                 an order with respect to any of the Cases shall be entered by the Court without the express prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent), with such consent not to be unreasonably withheld, conditioned or delayed, (i) to revoke, reverse, stay, modify, supplement or amend the Order in a manner adverse to the Lenders and/or the Administrative Agent or (ii) to permit, unless otherwise contemplated by the Order, any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the administrative priority of the Loan Parties’ Claims in respect of the Loan Document Obligations (other than the Carve Out);

(u)               (i) an application for any of the orders described in clause (r) above shall be made by a Loan Party or any such application shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within forty-five (45) days after the filing or (ii) any Person obtains an order under Section 506(c) of the Bankruptcy Code against the Administrative Agent;

(v)               the entry of an order by the Court terminating or modifying the exclusive right of any Loan Party to file a Plan of Reorganization pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders;

(w)             any Loan Party shall fail to comply with the Order;

(x)               any order by the Court is entered granting any superpriority claim that is pari passu with or senior to those of the Secured Parties or any Lien that is senior to the Liens securing the Loan Document Obligations, other than in accordance with the Order;

(y)               the Court enters an order that is adverse in any material respect, when taken as a whole, to the interests of the Administrative Agent and the Lenders or their respective rights and remedies in their capacities as such under this Agreement or in any of the Cases;

(z)               the Loan Parties or any of their Subsidiaries, or any person claiming by or through the Loan Parties or any of their Subsidiaries, obtain court authorization to commence, or commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent or the Lenders in each case relating to this Agreement, in each case other than as permitted by the Order;

(aa)            the Court denies confirmation of the Plan, provided, that if the Loan Parties subsequently obtain an order of the Court approving a plan of reorganization that either (i) proposes to repay in full in cash of all Loan Document Obligations under the Term Credit Facility, immediately upon the effectiveness thereof, (ii) is, taken as a whole, in form and substance substantially similar to the Plan of Reorganization or (iii) otherwise is approved by the Required Lenders, an Event of Default shall not occur;

(bb)           The Loan Parties attempts to consummate a sale of substantially all of its assets via a plan of reorganization or a 363 sale without consent of the Required Lenders; or

(cc)            the filing by any of the Loan Parties of a Plan of Reorganization other than an Acceptable Plan;

then, notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the Order, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

Article VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Order, each to be negotiated between the Loan Parties, the Administrative Agent, certain other parties and the statutory committees appointed pursuant to Sections 327 and 1103 of the Bankruptcy Code.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time, upon thirty days prior notice, from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default under clauses (a) or (b) of Article VII is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or the Debtors’ Investment Banker, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with the Loan Documents or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Loan Document Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Encumbrance or that is permitted by Section 6.02(d), (e), (g) and (h). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.14, 2.15 and 9.03) allowed in such judicial proceeding;

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)               any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Document Obligations.

Notwithstanding anything herein to the contrary, neither the Debtors’ Investment Banker nor any Person (if any) named on the cover page of this Agreement for recognition purposes only shall have any duties or obligations under this Agreement or any other Loan Document (except in any such Person’s capacity, as and to the extent applicable, as a Lender), but all such Persons shall have the benefit of the indemnities to the extent referenced and provided for hereunder.

Unless otherwise expressly stated or referred to in this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Loan Document Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Article IX

Miscellaneous

Section 9.01.        Notices.

(a)               Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, hand or overnight courier service, or mailed by certified or registered mail, as follows:

(i)                 if to the Borrowers:

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Attention: Dan Lamadrid, Executive Vice President and Chief Financial Officer

E-mail: dan.lamadrid@ascenaretail.com

with a copy to:

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Attention: Gary Holland, General Counsel and VP

E-mail: gary.holland@ascenaretail.com

With a copy to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: David M. Nemecek, P.C.

Email: david.nemecek@kirkland.com

(ii)              if to the Administrative Agent:

Alter Domus (US) LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

Attention: Legal Department and Hendrik van der Zandt

Email: legal@alterdomus.com and hendrik.vanderzandt@alterdomus.com with a copy to:

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, IL 60606

Attention: Joshua Spencer

Email: joshua.spencer@hklaw.com

and

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Evan Fleck

Email: EFleck@milbank.com

(iii)            if to any other Lender, to it at its address or e-mail address set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and (ii) delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)               Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(d)               The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

Section 9.02.        Waivers; Amendments.

(a)               No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)               Except as provided in Sections 9.02(c) and 9.19 and except with respect to the Administrative Agent Fee Letter, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees or premiums (including any prepayment premiums but excluding for the avoidance of doubt, any mandatory prepayment) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.08, or any date for the payment of any interest or fees or premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.16 or the Collateral Agreement including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee, and (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 9.16 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents); provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)               Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(d)               The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(e)               Notwithstanding the foregoing, Exhibit G to this Agreement, the definitions of “Exit Facility Agreement” and “Exit Facility Term Sheet” and Section 2.22 (or any other provision which would result in an amendment, restatement, waiver or modification of any of the foregoing) may be amended, restated, waived or otherwise modified with the prior written consent of the Required Lenders, the Administrative Agent and the Parent Borrower; provided that to the extent such amendment, restatement, waiver or other modification would require the consent of any affected “Lender”, all “Lenders” or any other Person (or requisite class of Persons) under the terms of Exhibit G as in effect on the Effective Date, the prior written consent of the corresponding affected Lender, all Lenders or such corresponding Person (or requisite class of Persons) under this Agreement shall be required; provided, further, that the Lenders hereby authorize the Administrative Agent to enter into any amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the transaction contemplated by Section 2.22 and such other technical or immaterial amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection therewith.

Section 9.03.        Expenses; Indemnity; Damage Waiver.

(a)               The Borrowers shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Ad Hoc Committee, the Lenders and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, one primary counsel for the Ad Hoc Committee, and if deemed necessary by the Administrative Agent or the Ad Hoc Committee, one local counsel for the Administrative Agent and Ad Hoc Committee, as applicable in each applicable jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, the Order and any transaction contemplated thereby (whether or not the transactions contemplated hereby or thereby shall be consummated) and any refinancing of the obligations hereunder or any “exit financing” requested by the Loan Parties in connection with the Chapter 11 Cases (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses in connection with the administration of actions related to the Collateral, including any actions taken to perfect or maintain priority of the Administrative Agent’s Liens on the Collateral, to maintain any insurance required hereunder, to verify the Collateral, or any audit, inspection, or appraisal related to any Loan Party or the Collateral and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Ad Hoc Committee or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)               The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any subagent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, enforcement, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under to or from any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (i) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (ii) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from a material breach by such Indemnitee of the Loan Documents or (iii) involve a dispute solely among Indemnitees (other than an action involving (i) alleged conduct by any Borrower or any of its Affiliates or (ii) against the Administrative Agent in its capacity as such). This Section shall not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c)               Each Lender severally agrees to indemnify and hold harmless the Administrative Agent (or any sub-agent thereof), to the extent that the Administrative Agent (or any sub-agent) shall not have been timely reimbursed by the Borrowers, based on and to the extent of such Lender’s pro rata share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent (or any sub-agent thereof) in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable to the Administrative Agent (or any sub-agent) for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or any sub-agent’s) gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Article VIII) shall constitute gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent (or any sub-agent thereof) for any purpose shall, in the opinion of the Administrative Agent (or any sub-agent thereof), be insufficient or become impaired, the Administrative Agent (or any sub-agent ) may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify the Administrative Agent (or any sub-agent thereof) against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full).

(d)               To the extent permitted by applicable law, (i) the Borrowers shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet)and (ii) none of the Borrowers or any Secured Party shall assert, or permit any of their respective Affiliates or Related Parties to assert any claims on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)               All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 9.04.        Successors and Assigns.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i)  neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Debtors’ Investment Banker (to the extent provided in Article VIII)and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i)                 the Borrowers; provided that no consent of Borrowers shall be required (1) for an assignment to a Lender, a Related Lender, an Affiliate of a Lender or an Approved Fund, (2) if in connection with the Initial Allocation (as defined in the Commitment Letter) or to Persons who have delivered a joinder and an election agreement to the Ad Hoc Committee Advisors by August 13, 2020 and (3) if an Event of Default has occurred and is continuing, for any other assignment; provided further that, the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.

(ii)               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, a Related Lender, an Affiliate of a Lender or an Approved Fund.

(iii)             Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender, a Related Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and recorded in the Register) shall not be less than $1,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required (i) if an Event of Default has occurred and is continuing or (ii) in connection with the Initial Allocation (as defined in the Commitment Letter) or to Persons who have delivered a joinder and an election agreement to the Ad Hoc Committee Advisors by August 13, 2020;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all requested “know your customer” documentation, a duly executed IRS Form W-9 or such other applicable IRS Form, and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws;

(E)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent, the Ad Hoc Committee Advisors and the Company a signed joinder to the Restructuring Support Agreement; and

(F)              each Lender acknowledges and agrees that the Loans, on the one hand, and the unfunded Commitments on the other hand, shall be held by such Lender in equal percentages and such Loans, on the one hand, and such unfunded Commitments, on the other hand, are “stapled” to each other, and shall be assigned in equal percentages.

(iv)             Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(v)              The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(vi)             Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), all other information required under (iii)(D) above and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vii)                No such assignment shall be made to the Parent Borrower or any of its Subsidiaries, except as set forth in Section 9.04(e).

(c)               (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the documentation required under Section 2.15(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(i)                 Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)               Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, no Lender shall have the right at any time to sell, assign or transfer all or a portion of the Loans owing to it to the Parent Borrower or any of its Subsidiaries.

Section 9.05.        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.16(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.        Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07.        Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Court) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the Loan Document Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)               Except to the extent superseded by the Bankruptcy Code, this Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)               Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court or the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrowers hereby irrevocably and unconditionally agree that all claims arising out of or relating to this Agreement or any other Loan Document brought by the Borrowers or any of their respective Affiliates shall be brought, and shall be heard and determined in the Court, in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)               The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.        Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Parent Borrower or any Subsidiary or its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrowers or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Borrowers; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Borrowers prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Borrowers in obtaining a protective order for, or other confidential treatment of, such disclosure. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Parent Borrower or any Subsidiary or their businesses or the Collateral.

Section 9.13.        Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of applicable law.

Section 9.14.        USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

Section 9.15.        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.16.        Release of Liens and Guarantees. A Guarantor (for the avoidance of doubt, other than the Borrowers) shall be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including any voluntary liquidation or dissolution of such Guarantor in accordance with Section 6.03); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to a Borrower or any other Loan Party or to any other Subsidiary of the Parent Borrower) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 9.17.        No Fiduciary Relationship. Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Parent Borrower, the Subsidiaries and its other Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent Borrower, the Subsidiaries and its other Affiliates, and none of the Administrative Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Parent Borrower, the Subsidiaries or its other Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18.        Non-Public Information.

(a)               Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by a Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)               The Borrowers and each Lender acknowledge that, if information furnished by the Loan Parties pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrowers have indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Borrowers have not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Borrowers agree to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrowers that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrowers without liability or responsibility for the independent verification thereof.

Section 9.19.        Intercreditor Agreement. (a) Each of the Lenders and the other Secured Parties acknowledges that obligations of the Loan Parties under the ABL Credit Agreement are secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priorities and other creditor rights of the Secured Parties and the secured parties under the ABL Credit Agreement will be set forth in the Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, the Intercreditor Agreement and any documents relating thereto.

(a)               Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens provided for under the Intercreditor Agreement, including to the subordination of the Liens on the ABL Priority Collateral securing the Loan Document Obligations on the terms set forth in the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.19 or in accordance with the terms of the Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement.

(b)               Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of the Intercreditor Agreement that the Borrowers may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Loan Document Obligations or the Indebtedness under the ABL Credit Agreement to the extent applicable, (ii) to confirm for any party that the Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification permitted by the terms of the Intercreditor Agreement.

(c)               Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the Intercreditor Agreement.

(d)               The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

Section 9.20.        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any related agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT BORROWER:

ASCENA RETAIL GROUP, INC.

By:	/s/ Gary Holland
	Name:	Gary Holland
	Title:	Vice President, Chief Counsel and Assistant Secretary

SUBSIDIARY BORROWER:

ANNTAYLOR RETAIL, INC.

By:	/s/ Gary Holland
	Name:	Gary Holland
	Title:	Vice President, Chief Counsel and Assistant Secretary

[Signature Page to the Term Credit Agreement]

ALTER DOMUS (US) LLC, as Administrative Agent

By:	/s/ Jon Kirschmeier
	Name:	Jon Kirschmeier
	Title:	Associate Counsel

[Lender signature pages on file with the Administrative Agent]

SCHEDULE 5.11 - REQUIRED MILESTONES

The Loan Parties shall use their reasonable best efforts to pursue and implement the Restructuring Transactions as defined in, and in accordance with, the RSA and shall, subject to the availability of the Court and as such time periods may be extended by the Required Lenders, achieve the following milestones:

(a)                the Petition Date shall have occurred by 11:59 p.m. (Eastern Time) on July 23, 2020;

(b)                the Debtors shall have filed the Rent Deferral Motion (as defined in the RSA) with the Court within three (3) calendar days of the Petition Date;

(c)                the Court shall have entered the Cash Collateral Order (as defined in the RSA) on an interim basis by the date that is five (5) Business Days after the Petition Date;

(d)                the Court shall have entered the DIP Financing Order (as defined in the RSA) on a final basis by the date that is fifty (50) calendar days after the Petition Date;

(e)                the Court shall have entered the Disclosure Statement Order (as defined in the RSA) by the date that is sixty (60) calendar days after the Petition Date;

(f)                 solicitation of the Plan (as defined in the RSA) shall have commenced by the date that is seventy (70) calendar days after the Petition Date;

(g)                the Court shall have entered the Confirmation Order (as defined in the RSA) by the date that is one hundred ten (110) calendar days after the Petition Date; and

(h)                the Plan Effective Date (as defined in the RSA) shall have occurred by the date that is one hundred thirty (130) calendar days after the Petition Date.

EXHIBIT C

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

EXECUTION VERSION

GUARANTY AND COLLATERAL AGREEMENT

THIS GUARANTY AND COLLATERAL AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 16, 2020, by and among Ascena Retail Group, Inc., a Delaware corporation, a debtor and debtor-in-possession (the “Parent Borrower”), AnnTaylor Retail, Inc., a Florida corporation, a debtor and debtor-in-possession (the “Subsidiary Borrower”, and together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), the other Loan Parties from time to time party hereto, each a debtor and debtor-in-possession, and Alter Domus (US) LLC (“Alter Domus”), in its capacity as administrative agent (the “Administrative Agent”) for the Secured Parties.

PRELIMINARY STATEMENT

Reference is made to the Senior Secured Super-Priority Debtor-in-Possession Term Credit Agreement dated as of September 16, 2020 (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent.

Each Grantor is entering into this Agreement in order to induce the Lenders and the Administrative Agent to enter into and extend credit to the Borrowers under the Credit Agreement and to secure all of the Loan Document Obligations.

ACCORDINGLY, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

Article I
DEFINITIONS

1.1               Terms Defined in Credit Agreement. All capitalized terms used herein (including in the Preliminary Statement and the Preamble above) and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2               Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.

1.3               Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the Preliminary Statement and the Preamble above, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, collectively, all of the Grantors’ rights and remedies, and all moneys and claims for money due or to become due to the Grantors, under any contracts or agreements, and any and all amendments, supplements, extensions, and renewals thereof, including all rights and claims of the Grantors now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing contracts or agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts or agreements; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing contracts or agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article III.

“Collateral Report” means any certificate, report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the UCC, and shall include the commercial tort claims of the Grantors that are set forth on Schedule III.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights and works protectable by copyright, whether as author, assignee, transferee or otherwise, all copyright registrations and recordings, and all registration and recording applications filed in connection with any of the foregoing; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (d) the right to sue for past, present, and future infringements of any of the foregoing.

“Credit Card Accounts Receivable” means any receivables due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party on (a) credit cards issued by Visa, MasterCard, American Express, Discover and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued through the Parent Borrower’s credit card program with any credit card issuer or manager of a credit card program approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

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“Designated Securities Intermediary” means each securities intermediary that has been designated by the Parent Borrower in a written notice delivered to the Administrative Agent as a “Designated Securities Intermediary” for purposes of this Agreement and their successors in such capacity.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Enforcement Period” means any period (a) upon the occurrence and during the continuance of an Event of Default or (b) from and after the acceleration of the Loans, in whole or part, in accordance with Article VII of the Credit Agreement following the occurrence of an Event of Default.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Parent Borrower, the Subsidiary Borrower, and each other Loan Party.

“Guarantors” means the Parent Borrower, the Subsidiary Borrower, and each other Loan Party.

“Instructions” shall have the meaning set forth in Section 5.5.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Person, the collective reference to all rights in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Patents, Trademarks, trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

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“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements providing for the granting of any right in or to any Patents, Copyrights, or Trademarks or otherwise providing for a covenant not to sue for infringement or other violation of any Patent, Copyright, or Trademark (whether such Grantor is licensee or licensor thereunder), (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Permitted Lien” means the Permitted Encumbrances (as defined in the Credit Agreement) and the Liens permitted under Section 6.02 of the Credit Agreement.

“Pledged Collateral” means all Instruments, Securities and other Investment Property (other than Excluded Property) of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Agreement.

“Pledgor” shall have the meaning set forth in Section 5.5.

“Receivables” means all rights to payment, whether or not earned by performance, for the sale or lease of goods or the rendering of services, whether or not such rights constitute or are evidenced by any Chattel Paper, Documents, Investment Property, Instruments or General Intangibles; provided that Receivables shall not include any Excluded Property.

“Required LC Rights” means Letter-of-Credit Rights with a value in excess of $1,000,000.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

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“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, trade styles, corporate names, company names, business names, fictitious business names, logos, domain names, global top domain names, other source or business identifiers, designs and general intangibles of like nature and the registrations and applications for registration thereof and the goodwill of the business associated with or symbolized by the foregoing and all other assets, rights and interests that uniquely reflect or embody such goodwill; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all common law rights related to any of the foregoing.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Article II

GUARANTEE

2.1                      Guarantee. Subject to the entry, terms and conditions of the Order, each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Loan Document Obligations. Each Guarantor further agrees, subject to the Order, that the Loan Document Obligations may be extended or renewed, in whole or in part, or amended, modified or accelerated, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment, modification or acceleration of any Loan Document Obligation. Each Guarantor waives diligence, presentment, protest, marshalling, demand for payment, notice of dishonor and notice of default or nonpayment to or upon either Borrower or any other Loan Party of any of the Loan Document Obligations, and also waives notice of acceptance of its guarantee hereunder.

2.2                      Guarantee of Payment, Continuing Guarantee. Each Guarantor further agrees, subject to the Order, that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Loan Document Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Loan Document Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of either Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Loan Document Obligations, whether currently existing or hereafter incurred.

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2.3                      No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.14 and subject to the Order, the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by any reason, including by reason of the invalidity, illegality or unenforceability of the Loan Document Obligations, any impossibility in the performance of the Loan Document Obligations, or otherwise. Without limiting the generality of the foregoing and subject to the Order, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to, (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise or with respect to any other guaranty of or security for the payment of the Loan Document Obligations; (ii) any renewal, extension or acceleration of, or any increase in the amount of the Loan Document Obligations, or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral held by the Administrative Agent or any other Secured Party securing any of the Loan Document Obligations or any other impairment of such collateral; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Loan Document Obligations; (v) any change, reorganization or termination of the corporate structure or existence of the Parent Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Loan Document Obligations; (vi) any settlement, compromise, discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for the Loan Document Obligations; or (vii) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Document Obligations). Subject to the entry, terms and conditions of the Order, each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Loan Document Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Document Obligations, all without affecting the obligations of any Guarantor hereunder.

(a)               To the fullest extent permitted by applicable law and the Order, each Guarantor waives any defense based on or arising out of any defense of either Borrower or any other Loan Party or the invalidity or unenforceability of the Credit Agreement, any other Loan Document, any Loan Document Obligations or any part thereof or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party from any cause, or the cessation from any cause of the liability of either Borrower or any other Loan Party, other than the payment in full in cash of the Loan Document Obligations or the consummation of the Exit Conversion. The Administrative Agent and the other Secured Parties may, at their election and subject to the Order, exercise remedies with respect to any security for the Loan Document Obligations at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide, including, to foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Document Obligations, make any other accommodation with either Borrower or any other Loan Party or exercise any other right or remedy available to them against either Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been paid in full in cash or an Exit Conversion has been consummated. To the fullest extent permitted by applicable law and the Order, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against either Borrower or any other Loan Party, as the case may be, or any security. Without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law, including without limitation, California Civil Code 2809, 2810, 2819, 2939, 2845, 2848, 2850, 2855, 2899 and 3433.

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2.4                      Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Loan Document Obligation is rescinded, disgorged or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of either Borrower, any other Loan Party or otherwise, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Borrower or any other Loan Party or any substantial part of its property, or otherwise, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Secured Party in full or partial satisfaction of any Loan Document Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law.

2.5                      Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower to pay any Loan Document Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Loan Document Obligation.

2.6                      Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Document Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Article III

GRANT OF SECURITY INTEREST

Subject to the entry, terms and conditions of the Order and other orders of the Court, each Grantor hereby pledges, collaterally assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties in the priority specified in the Order, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)                 all Accounts and Payment Intangibles (including, without limitation, all Credit Card Accounts Receivable);

(ii)              all Chattel Paper;

(iii)            all Documents;

(iv)             all Equipment and Fixtures;

(v)               all General Intangibles;

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(vi)             all Goods;

(vii)          all Instruments;

(viii)        all Intellectual Property and Licenses;

(ix)             all Inventory;

(x)               all Investment Property;

(xi)             all cash or cash equivalents;

(xii)          all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiii)        all money, all Deposit Accounts, all Securities Accounts and all Commodities Accounts;

(xiv)         all Commercial Tort Claims;

(xv)           all Assigned Contracts;

(xvi)         all proceeds of leases of real property;

(xvii)      all proceeds of any avoidance actions brought pursuant to Chapter 5 of the Bankruptcy Code or applicable state law equivalents (including actions brought under section 549 of the Bankruptcy Code to recover any post-petition transfer of DIP Collateral (as defined in the Order));

(xviii)    all rights under section 506(c) (solely to the extent such rights result from the use of the DIP Facilities (as defined in the Order) or the DIP Collateral (as defined in the Order), and are, therefore, enforceable against parties other than the DIP Agents (as defined in the Order), DIP Lenders (as defined in the Order), or the Prepetition Secured Parties (as defined in the Order)) and section 550 of the Bankruptcy Code;

(xix)         all other “DIP Collateral” as defined in the Order; and

(xx)           all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Loan Document Obligations; provided that notwithstanding any of the other provisions set forth in this Article III, this Agreement shall not constitute a grant of a security interest in any Excluded Property or Excluded Subsidiary; provided that the security interest granted by this Agreement shall immediately attach to, and the Collateral shall immediately include, any of the foregoing assets or property (or portion thereof) upon such assets or property (or such portion) ceasing to be Excluded Property or an Excluded Subsidiary. For the avoidance of doubt, Excluded Property shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

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The security interests provided for herein have also been granted pursuant to the Order. This Agreement supplements the Order without in any way diminishing or limiting the effects of the Order or any Lien, claim, or security interest granted thereunder. In the event of direct conflict between the terms of this Agreement and the Order, the terms of the Order shall control. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the “Collateral” include or the security interest attach to any leasehold interest in real property.

Article IV

REPRESENTATIONS AND WARRANTIES

Subject to the entry, terms and conditions of the Order and other orders of the Court, each Grantor represents and warrants to the Administrative Agent and the Lenders that, as of the Effective Date:

4.1                      Title, Perfection and Priority. Such Grantor has valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 5.1(e), and, subject to the Order and other orders of the Court, as applicable, has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto and pursuant to the Order. The security interest granted hereby constitutes (i) subject to the entry of the Order, a legal and valid security interest in all the Collateral securing the payment and performance of the Loan Document Obligations, (ii) subject to the entry of the Order, a fully perfected security interest in all Collateral in which a security interest may be perfected by filing pursuant to the UCC and (iii) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the entry of the Order. The security interest granted herein is and shall be prior to any other Lien on any of the Collateral, other than Liens permitted under Section 5.1(e).

4.2                      Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization or formation, the organizational number issued to it by its state of organization or formation and its federal employer identification number are correctly set forth on Schedule I.

4.3                      Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are correctly set forth on Schedule I.

4.4                      Collateral Locations. All of such Grantor’s locations in the United States where Collateral is located are correctly set forth on Schedule II (other than (i) retail operating store locations, (ii) any Inventory in transit with a common carrier, (iii) any third party warehouse locations where any Inventory is held for not more than 60 days pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store) and (iv) any location if the aggregate fair value of the Collateral maintained at such location does not exceed $1,000,000). All of said locations are owned by such Grantor except for locations (i) which are leased by a Grantor as lessee and designated as such in Schedule II and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated as such in Schedule II.

4.5                      DIP Accounts. All of such Grantor’s DIP Accounts are correctly set forth on Schedule VI.

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4.6                      Exact Names. Such Grantor’s name in which it has executed this Agreement (and as listed on Schedule I) is the exact name as it appears in such Grantor’s organizational documents (as amended) as filed with such Grantor’s jurisdiction of organization or formation.

4.7             Letter-of-Credit Rights and Chattel Paper. Schedule VII(a) correctly sets forth all Required LC Rights of such Grantor and Schedule VII(b) correctly sets forth all Chattel Paper of such Grantor with a face value in excess of $5,000,000. All action by such Grantor necessary or desirable to protect and perfect the Administrative Agent’s Lien on each item listed on Schedules VII(a) and VII(b) (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected security interest in the Collateral listed on such Schedules VII(a) and VII(b), subject only to Liens permitted under Section 5.1(e).

4.8                      Accounts and Chattel Paper.

(a)               The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are correctly stated in all material respects in all records of such Grantor relating thereto.

(b)               With respect to its Accounts, except as specifically disclosed to the Administrative Agent, (i) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business; (ii) to such Grantor’s knowledge, other than with respect to Accounts pertaining to such Grantor’s retail customers, there are no setoffs, claims or disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment; and (iii) to such Grantor’s knowledge, there are no facts, events or occurrences which in any way impair, in any material respect, the validity or enforceability thereof.

4.9                      Inventory. (a) Except as expressly permitted under any Loan Document, all of its Inventory is located at one of such Grantor’s locations set forth on Schedule II (other than (i) retail operating store locations, (ii) any Inventory in transit with a common carrier, (iii) any third party warehouse locations where any Inventory is held for not more than 60 days pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store), (iv) any location if the aggregate fair value of the Inventory maintained at such location does not exceed $1,000,000 or (v) any other location in the continental United States of which such Grantor shall have notified the Administrative Agent in writing where such Inventory is located in any third party warehouse or in the possession of a bailee (other than a third party processor)), (b) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as expressly permitted under any Loan Document, and (c) to such Grantor’s knowledge, such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

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4.10                      Intellectual Property. Such Grantor does not have any interest in, or title to, any United States registered Patents (or Patents for which United States registration applications are pending), United States registered Trademarks (or Trademarks for which United States registration applications are pending) or United States registered Copyrights (or Copyrights for which United States registration applications are pending) (other than Licenses which are not material) except as set forth on Schedule V of this Agreement. Subject to the entry of the Order, this Agreement is effective to create a valid and continuing Lien and fully perfected security interests in favor of the Administrative Agent on such Grantor’s United States Patents, Trademarks and Copyrights that are set forth on Schedule V of this Agreement, such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary or desirable to protect and perfect the Administrative Agent’s Lien on such Grantor’s United States Patents, Trademarks or Copyrights that are set forth on Schedule V of this Agreement shall have been (or promptly after the Effective Date shall be) duly taken. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor that would materially restrict such Grantor’s ability to use or exploit any Trademark owned by such Grantor; (ii) to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe or misappropriate any rights of any other Person in or to any Intellectual Property; and (iii) to such Grantor’s knowledge, no Person is infringing or misappropriating any rights in any Intellectual Property owned by such Grantor.

4.11                      Filing Requirements. Except for motor vehicles, none of its Equipment is covered by any certificate of title. None of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Grantor.

4.12                      No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Administrative Agent on behalf of the Secured Parties as the secured party and (b) with respect to Liens permitted by Section 5.1(e).

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4.13                      Pledged Collateral.

(a)               All Pledged Collateral owned by such Grantor, other than Pledged Collateral held by a securities intermediary, is set forth completely and accurately on Schedule IV. Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Schedule IV as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties hereunder, the liens pursuant to the Order, and other Permitted Liens. Such Grantor further represents and warrants that (i) to such Grantor’s knowledge, all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible and (iii) to such Grantors’ knowledge all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b)               In addition, to such Grantor’s knowledge, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) subject to the Order, no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)               Except as set forth on Schedule IV, such Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral owned by it.

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Article V

COVENANTS

Upon entry of and subject to the Order, from the Effective Date, and thereafter until this Agreement is terminated, each Grantor agrees that:

5.1                      General.

(a)               Collateral Records. Such Grantor will maintain complete and accurate in all material respects books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent such reports relating to such Collateral in accordance with the terms of the Credit Agreement.

(b)               Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information to the Administrative Agent promptly upon request.

(c)               Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, in accordance with the Credit Agreement, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may specify. Such Grantor also agrees to take any and all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder, under the Order or under any other Loan Document.

(d)               Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions expressly permitted pursuant to the Credit Agreement, including Sections 6.03 and 6.05 thereof or the Order.

(e)               Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the Liens created by this Agreement and (ii) other Permitted Liens.

(f)                Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 5.1(e).

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(g)               Locations of Inventory. Except as scheduled or listed on the most recent Collateral Report, such Grantor will not (i) maintain any Inventory owned by it at any location in the United States other than those locations listed on Schedule II (other than (A) retail operating store locations, (B) any Inventory in transit with a common carrier, (C) any third party warehouse locations where any Inventory is held for not more than 60 days pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store), (D) any location if the aggregate fair value of the Inventory maintained at such location does not exceed $1,000,000 or (E) any other location in the continental United States of which such Grantor shall have notified the Administrative Agent in writing where such Inventory is located in any third party warehouse or in the possession of a bailee (other than a third party processor), as such Schedule II shall be updated by the Company and delivered to the Administrative Agent not less often than annually, or (ii) change its principal place of business or chief executive office from the location identified on Schedule II, in each case other than as permitted by the Credit Agreement. For any location in the continental United States where Inventory of a Grantor is located in any third party warehouse (other than a location described in clause (C) or (D) above), such Grantor shall have notified the Administrative Agent in writing thereof and, if requested by the Administrative Agent, shall use commercially reasonable efforts to deliver to the Administrative Agent a Collateral Access Agreement duly executed and delivered by such warehouseman.

5.2                      Receivables.

(a)               Certain Agreements on Receivables. Upon the occurrence and during the continuance of an Event of Default and subject to the Order, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof.

(b)               Collection of Receivables. Except as otherwise provided in this Agreement or under any other Loan Document, such Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c)               [Reserved]

(d)               Electronic Chattel Paper. Such Grantor shall take all steps necessary to grant the Administrative Agent Control of all electronic chattel paper with a value in excess of $5,000,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

5.3                      Equipment. Such Grantor shall promptly inform the Administrative Agent of any additions to or deletions from its Equipment which individually exceed $5,000,000. Such Grantor shall not permit any Equipment to become a Fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Administrative Agent does not have a Lien. Such Grantor will not, without the Administrative Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

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5.4                      Delivery of Instruments, Securities, Chattel Paper and Documents. Such Grantor will (a) promptly deliver or cause to be delivered to the Administrative Agent the originals of all Chattel Paper, Securities (other than (i) Securities held in an account over which the Administrative Agent has Control and (ii) Equity Interests constituting Excluded Property) and Instruments constituting Collateral owned by it (other than promissory notes and other evidences of Indebtedness of any Person other than the Parent Borrower or any Subsidiary in a principal amount of less than $5,000,000), (b) hold in trust for the Administrative Agent upon receipt and promptly thereafter deliver to the Administrative Agent any such Chattel Paper, Securities (other than (i) Securities held in an account over which the Administrative Agent has Control and (ii) Equity Interests constituting Excluded Property) and Instruments (other than promissory notes and other evidences of Indebtedness of any Person other than the Parent Borrower or any Subsidiary in a principal amount of less than $5,000,000) constituting Collateral if requested by the Administrative Agent, and (c) upon the Administrative Agent’s request during an Event of Default and subject to the Order, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral.

5.5                      Pledged Collateral.

(a)               Control. (i) Subject to the Order, any certificate evidencing an Equity Interest which is included in the Collateral shall be delivered to the Administrative Agent (x) subject to Section 5.5(e), on the date hereof, in the case of any such Equity Interests owned by a Grantor on the date hereof and (y) as promptly as practicable (and in any event, within 15 days of the date of acquisition thereof) in each other case. Each Grantor acknowledges and agrees that to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, (A) such interest shall be certificated and such certificate shall be delivered to the Administrative Agent in accordance with this Section 5.5(a)(i) and (B) each such interest shall at all times thereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, the terms of such interest shall at no time provide that such interest is a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent that the terms of such interest so provide that such interest is a “security” within the meaning of Article 8 of the New York UCC and such interest is thereafter represented by a certificate and such certificate shall be delivered to the Administrative Agent in accordance with this Section 5.5(a)(i).

(i)                 Such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Agreement and the Order. With respect to any Pledged Collateral owned by it, such Grantor will take any commercially reasonable actions necessary to cause (A) the issuers of uncertificated securities which are Pledged Collateral and (B) any Designated Securities Intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a Designated Securities Intermediary, cause such Designated Securities Intermediary to enter into a Control Agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control.

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(ii)              Without in any way limiting the foregoing, each such Grantor that is an issuer of uncertificated Equity Interests constituting Pledged Collateral shall promptly mark its books and records with the numbers and face amounts of all such uncertificated Equity Interests to reflect the Lien of the Administrative Agent granted pursuant to this Agreement and the Order and each applicable Grantor that is a pledgor of such uncertificated Equity Interests (in such capacity, a “Pledgor”) hereby consents to such action. If at any time during any Enforcement Period and subject to the Order any such Grantor shall receive instructions (within the meaning of Section 8-106(c) of the UCC) (“Instructions”) originated by the Administrative Agent relating to any or all of its applicable uncertificated Equity Interests constituting Pledged Collateral, such Grantor shall comply with such Instructions without further consent by the Pledgor that holds such uncertificated securities or any other Person. Each such Grantor hereby further represents and warrants that, (A) it has not entered into, and shall not enter into, any agreement with any other Person (other than the Pre-Petition ABL Agent, the Pre-Petition Agent and the ABL Agent) relating to its applicable uncertificated Equity Interests pursuant to which it has agreed, or shall agree, to comply with Instructions issued by such other Person and (B) it has not entered into, and shall not enter into, any agreement with the applicable Pledgor purporting to limit or condition the obligation of such Grantor to comply with Instructions as set forth in the immediately preceding sentence.

(iii)            To the extent any Grantor is required hereunder to deliver Collateral to the Administrative Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such Collateral to the Pre-Petition Agent in accordance with the Pre-Petition Credit Agreement (or the Pre-Petition ABL Agent in accordance with the Pre-Petition ABL Credit Agreement) such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Pre-Petition Agent (or the Pre-Petition ABL Agent, as applicable), acting as gratuitous bailee for the Secured Parties.

(b)               Changes in Capital Structure of Issuers. Such Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral owned by it to dissolve, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Permitted Liens, as contemplated in any order of the Court and sales of assets or any of the foregoing actions not prohibited under the Credit Agreement) or merge or consolidate with any other entity (except for mergers or consolidations not prohibited under the Credit Agreement), or (ii) vote any such Pledged Collateral in favor of any of the foregoing. In the event that such Grantor (i) merges or consolidates with any other entity or (ii) liquidates or dissolves, in each case in a transaction not prohibited under the Credit Agreement and the Order, the Parent Borrower and the Administrative Agent shall reasonably cooperate to provide for the return to the Parent Borrower, simultaneously with or if permitted, following the consummation of such transaction, of any certificates that represented Equity Interests of such Grantor constituting Pledged Collateral that are in the possession of the Administrative Agent so that such certificates may be cancelled.

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(c)               Registration of Pledged Collateral. During any Enforcement Period and subject to the Order, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Administrative Agent.

(d)               Exercise of Rights in Pledged Collateral.

(i)                 Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Agreement, the Credit Agreement, the Order or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral (other than to permit any transaction permitted under the Credit Agreement, the Order or any other Loan Document).

(ii)              Such Grantor will permit the Administrative Agent or its nominee at any time during any Enforcement Period and subject to the Order, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

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(iii)            Except during any Enforcement Period, such Grantor shall be entitled to (A) collect and receive for its own use all cash dividends and cash interest paid in respect of the Pledged Collateral owned by it and (B) collect and receive all dividends and other distributions paid in cash or in other property in respect of the Pledged Collateral owned by it in connection with a partial or total liquidation or dissolution or a reduction of capital, capital surplus or paid-in capital of an issuer or in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided, however, that (x) until actually paid, all rights to such dividends and distributions shall remain subject to the Lien created by this Agreement and (y) all such dividends and distributions paid or made other than in cash shall, to the extent such dividends or distributions do not constitute Excluded Property and are otherwise expressly required to be pledged and delivered to the Administrative Agent hereunder, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(e)               Covenant Regarding Certain Pledged Collateral. Within sixty (60) days (or such later date as the Administrative Agent may agree acting at the direction of the Required Lenders) of the date hereof, such Grantor shall deliver to the Pre-Petition Agent, acting as gratuitous bailee for the Secured Parties, all Pledged Collateral required to be delivered under this Agreement to the extent any of such Pledged Collateral has not been delivered to the Pre-Petition Agent on or prior to the date hereof.

5.6                     Intellectual Property.

(a)               Such Grantor shall notify the Administrative Agent promptly if it knows that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) that is material to the conduct of its business may become abandoned, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(b)               [Reserved]

(c)               Such Grantor shall take all actions necessary or reasonably requested by the Administrative Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing) that is material to the conduct of its business, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, except as otherwise permitted under the Credit Agreement.

(d)               Such Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of its business or operations as conducted at the time of determination, promptly take action to enforce or sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other commercially reasonable actions as the Administrative Agent shall deem reasonable under the circumstances to protect such Patent, Trademark or Copyright.

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5.7                      Commercial Tort Claims. Such Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim with a value in excess of $1,000,000 acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall deliver an updated Schedule III identifying such Commercial Tort Claim.

5.8                      Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a value equal to or greater than $1,000,000, it shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, subject to the Order, use its commercially reasonable efforts to cause the issuer and/or confirmation bank to consent to the assignment thereof to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

5.9                      No Interference. Such Grantor agrees that it will not knowingly interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

5.10                      Insurance. If such Grantor fails to obtain any insurance as required by Section 5.08 of the Credit Agreement so as to result in the occurrence and continuance of an Event of Default (after giving effect to any grace period provided in the Credit Agreement), the Administrative Agent may obtain such insurance at the Borrowers’ reasonable expense, as determined by the Administrative Agent in its sole discretion. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Event of Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

5.11                      Assigned Contracts. Notwithstanding any provision hereof to the contrary, such Grantor shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts (but subject to any contest permitted by Section 5.06 of the Credit Agreement), and the Administrative Agent’s or any Secured Party’s exercise of any of their respective rights with respect to the Collateral shall not release such Grantor from any of such duties and obligations. Neither the Administrative Agent nor any Secured Party shall be obligated to perform or fulfill any of such Grantor’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

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5.12                      Order. Notwithstanding anything herein to the contrary, the Guarantors, the Grantors and the Administrative Agent acknowledge that the exercise of the Administrative Agent’s rights and remedies hereunder is subject to the provisions of the Order (including any related orders and rulings of the Court contemplated therein) and the Bankruptcy Code. The failure of the Administrative Agent or any other Secured Party to immediately enforce any of its rights and remedies hereunder (as a result of the terms of the Order or otherwise) shall not constitute a waiver of any such rights and remedies. Notwithstanding any failure on the part of any Loan Party, Secured Party or any other Person to take any action to perfect, maintain, protect or enforce the Liens and security interests in the Collateral granted hereunder, the Orders shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral.

Article VI
REMEDIES UPON EVENTS OF DEFAULT

6.1                      Remedies.

(a)               During any Enforcement Period and subject to the Order (including any related orders and rulings of the Court contemplated therein), the Administrative Agent may exercise any or all of the following rights and remedies (without notice (unless otherwise indicated in this Section 5.1(a)), application or motion, hearing before, or order of the Court):

(i)                 those rights and remedies provided in this Agreement, the Credit Agreement, the Order or any other Loan Document; provided that, this Section 6.1(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default;

(ii)              those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii)            give notice of sole control or any other instruction under any Control Agreement or any other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv)             without notice (except as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process, but in no event with any breach of the peace) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, in each case upon such terms as the Administrative Agent may in good faith determine to be commercially reasonable;

(v)               concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof; and

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(vi)             the Administrative Agent may cause all rights and obligations of any Grantor under or in respect of all executory contracts and agreements (except for any contracts entered into in connection with the Cases) to which any Grantor is a party and which constitute part of the Collateral to be assumed or rejected pursuant to Section 365(a) of the Bankruptcy Code as Administrative Agent, or any successor to Administrative Agent or any purchaser at a foreclosure sale or other disposition from the Administrative Agent or similar Person, may direct (except to the extent that such obligations were theretofore duly rejected by such Grantor), and to cause such rights or obligations to be assigned to Administrative Agent or to such Person pursuant to Section 365(f) of the Bankruptcy Code (assuming that adequate assurance of future performance is given). To the fullest extent permitted by law, each of the Grantors agrees that the Administrative Agent and such other Persons shall have the right to effect such assumption, rejection or assignment, all as the Administrative Agent or such Persons may direct without further action by any Grantor. Each of the Grantors hereby agrees to take all such action as the Administrative Agent and such other Persons may reasonably request to effect and such assumption, rejection or assignment (including by not limited to, in the case of assumption, the Administrative Agent reserving its rights hereunder to cure any defaults and provide adequate assurance of future performance to the extent that any Grantor refuses or otherwise fails to do so).

(b)               The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)               The Administrative Agent shall have the right, subject to the requirements of applicable law and the Order, upon any such public sale or sales and upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases to the maximum extent permitted by applicable law and the Order.

(d)               Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall, subject to the Order, have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects and subject to the Order, seek the appointment of a receiver to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

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(e)               Notwithstanding the foregoing, neither the Administrative Agent nor the other Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Loan Document Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Loan Document Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)                Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

(g)               This Section 6.1, all agreements, rights, authorizations, requirements and other terms contained in this Section 6.1, shall in all respects be subject to and permitted under and in accordance with the terms of the Order (including any related orders and rulings of the Court contemplated therein) and the Bankruptcy Code.

6.2                     Application of Proceeds. Subject to the Intercreditor Agreement and the Intercreditor Acknowledgement or as otherwise provided in the Order, the Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs, expenses, liabilities and indemnities incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Loan Document Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs, expenses, liabilities and indemnities incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case, that are then due and payable;

SECOND, to the payment in full of the Loan Document Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Administrative Agent shall have absolute discretion (subject to the Intercreditor Agreement and the Intercreditor Acknowledgement or as otherwise provided provided in the Order) as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay its Loan Document Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency to the extent such fees and disbursements would be payable under Section 9.03 of the Credit Agreement.

6.3                     Grantor’s Obligations Upon an Event of Default. Upon the request of the Administrative Agent during any Enforcement Period and subject to the Order, each Grantor will:

(a)               assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere;

(b)               permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)               prepare and file, or use commercially reasonable efforts to cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or use commercially reasonable efforts to cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may specify; and

(d)               take, or use commercially reasonable efforts to cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral.

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6.4                    Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor), to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that, subject to the Order, the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright or other Intellectual Property owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor to the same extent as if it was such Grantor and sell such Inventory as provided herein.

Article VII
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

7.1                     Account Verification. During any Enforcement Period and subject to the Order, the Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

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7.2                      Authorization for Secured Party to Take Certain Action.

(a)               Subject to the Order, each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Loan Document Obligations as provided in Section 6.2, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or taxes or other obligations that are being contested in accordance with the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables, the Assigned Contracts and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Copyrights, Patents, or Trademarks in the name of such Grantor as debtor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (xv) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement. Notwithstanding anything in this Section 7.2(a) to the contrary, except for the powers of attorney granted in clauses (i), (iii), (iv), (v) and (xv) of this Section 7.2(a), the Administrative Agent shall not exercise any of the powers of attorney granted hereunder unless an Event of Default has occurred and is continuing.

(b)               All lawful acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, under this Section 7.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.

7.3                    Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 7.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL DURING ANY ENFORCEMENT PERIOD AND SUBJECT TO THE ORDER, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), DURING ANY ENFORCEMENT PERIOD AND SUBJECT TO THE ORDER.

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7.4                      Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VII IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 9.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY OTHER SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Article VIII
DEPOSIT ACCOUNTS

8.1                    Deposit Accounts. To the extent required by the Credit Agreement, each applicable Grantor shall have executed and delivered, and caused each relevant depository institution to have executed and delivered, to the Administrative Agent a Control Agreement for each Deposit Account of such Grantor that is not an Excluded Deposit Account; provided that the Grantors shall not be required to comply with the foregoing until the 90th day after the Effective Date; provided, further, that, notwithstanding anything herein to the contrary, the Grantors shall have executed and delivered, to the Administrative Agent a Control Agreement for each DIP Account of such Grantor on the Effective Date.

Article IX
GENERAL PROVISIONS

9.1                    Waivers. Each Grantor hereby waives to the maximum extent permitted by applicable law notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made in accordance with this Agreement. To the extent such notice may not be waived under applicable law and subject to the Order, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the bad faith, gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

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9.2                      Limitation on Administrative Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 9.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 9.2. Without limitation upon the foregoing, nothing contained in this Section 9.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.2.

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9.3                    Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and subject to the Order, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

9.4                    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, during any Enforcement Period and subject to the Order, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 9.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Loan Document Obligation payable on demand.

9.5                    [Reserved]

9.6                    [Reserved]

9.7                    No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any other Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent, subject to any consent thereto of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. Subject to the Order, all rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the other Secured Parties until the Loan Document Obligations have been paid in full.

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9.8                    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to the Order and all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

9.9                    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Loan Document Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Loan Document Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Loan Document Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.10                    Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns (including all persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Loan Document Obligations or any portion thereof or interest therein, whether or not permitted under the Credit Agreement, shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

9.11                    Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

9.12                    Taxes and Expenses. Any taxes payable or ruled payable by Federal or State authority that relate directly and solely to this Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Administrative Agent for any and all reasonable and documented out-of-pocket fees and expenses for which the Administrative Agent would be entitled to reimbursement by the Borrowers pursuant to Section 9.03 of the Credit Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

9.13                    Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

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9.14                    Termination. (a) This Agreement, the Guarantees made herein and the Liens and security interests granted hereby shall automatically terminate and be released when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement.

(a)               The Guarantees made herein and the Liens and security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 9.16 of the Credit Agreement.

(b)               In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or warranty by, the Administrative Agent.

9.15                    Entire Agreement. This Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

9.16                    [RESERVED].

9.17                    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. THE PROVISIONS OF SECTION 9.09 OF THE CREDIT AGREEMENT SHALL BE INCORPORATED BY REFERENCE HEREIN AND APPLY TO EACH GRANTOR MUTATIS MUTANDIS.

9.18                    WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.19                    [Reserved]

9.20                    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart by facsimile or portable document format (pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

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9.21                    Additional Grantors. Pursuant to Section 5.03 of the Credit Agreement, any Person that becomes a Designated Subsidiary after the date hereof is required to become a party hereto as a Grantor. Upon the execution and delivery by any such Designated Subsidiary and the Administrative Agent of a joinder agreement in a form reasonably acceptable to the Administrative Agent, and delivery to the Administrative Agent of such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent, such Designated Subsidiary shall become a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any such joinder agreement shall not require the consent of any other Grantor. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Article X

NOTICES

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Grantor (other than the Parent Borrower) shall be given to it in care of the Parent Borrower in the manner provided in Section 9.01 of the Credit Agreement.

Article XI
THE ADMINISTRATIVE AGENT

Alter Domus has been appointed Administrative Agent for the other Secured Parties hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

Article XII
INTERCREDITOR AGREEMENT

(a)               Notwithstanding anything herein to the contrary, the Liens and security interests granted to Alter Domus, as Administrative Agent, pursuant to this Agreement in any Collateral and the exercise of any right or remedy by Alter Domus, as Administrative Agent with respect to any Collateral hereunder are subject to the provisions of the Intercreditor Agreement and the Intercreditor Acknowledgment. In the event of any conflict between the terms of the Intercreditor Agreement, the Intercreditor Acknowledgment and the terms of this Agreement, the terms of the Intercreditor Agreement and the Intercreditor Acknowledgment shall govern and control.

(b)               Notwithstanding anything herein to the contrary, to the extent any Grantor is required hereunder to deliver Collateral to the Administrative Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such Collateral to the Pre-Petition Agent in accordance with the terms of the Pre-Petition Loan Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Pre-Petition Agent, acting as a gratuitous bailee for the Secured Parties.

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Article XIII
ORDER GOVERNS

(a)               IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE ORDER, THE PROVISIONS IN THE ORDER SHALL GOVERN AND CONTROL. FOR THE AVOIDANCE OF DOUBT, UPON THE ENTRY OF THE ORDER, ALL SECURITY INTERESTS AND LIENS CREATED BY THIS AGREEMENT IN FAVOR OF THE ADMINISTRATIVE AGENT SHALL BE PERFECTED AS SET FORTH IN THE ORDER, NOTWITHSTANDING ANY FAILURE TO MAKE (OR THE TERMS OF) ANY FILINGS IN ANY JURISDICTION.

(b)               Notwithstanding anything in the foregoing, the Grantors shall not be required to undertake any obligation, make any agreement or take any action that is expressly prohibited by the terms of the Order.

Article XIV
AUTOMATIC STAY

Performance of the obligations of any Grantor or Administrative Agent hereunder, or any enforcement of rights permitted hereunder, to the extent in accordance with the Order, shall in no way constitute, for purposes of the Cases, a violation of the automatic stay provided by Section 363 of the Bankruptcy Code, and the Grantors hereby waive applicability thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ASCENA RETAIL GROUP, INC.

By:
Name:
Title:

ANNTAYLOR RETAIL, INC.

By:
Name:
Title:

[OTHER LOAN PARTIES]

By:
Name:
Title:

[Signature Page to Guaranty and Collateral Agreement – ASNA TL DIP]

ALTER DOMUS (US) LLC, as Administrative Agent

By:
Name:
Title:

[Signature Page to Guaranty and Collateral Agreement – ASNA TL DIP]

EXHIBIT G

[FORM OF] EXIT FACILITY TERM SHEET

[See attached]

G-1

Exit Facility Term Sheet1

Borrowers:	Reorganized Ascena Retail Group, Inc., a Delaware corporation (the “Parent Borrower”) and AnnTaylor Retail, Inc., a Florida corporation (the “Subsidiary Borrower” and, together with the Parent Borrower, the “Borrowers”).

Administrative Agent and Collateral Agent:	Alter Domus (US) LLC (in its capacity as administrative agent, the “Administrative Agent”, and in its capacity as collateral agent, the “Collateral Agent”).

Lenders:	Holders of DIP Term Facility Claims will receive First Out Term Loans and, together with other holders of Term Loan Claims, Last Out Term Loans (each as defined below), respectively, as set forth in the Proposed Plan (collectively, the “Lenders”)

Term Loan Facility:

First lien senior secured term loan facility in an aggregate original principal amount of $400 million, denominated in US Dollars, consisting of:

•        $311.8 million of first-out term loans (the “First Out Term Loan Facility”, the loans thereunder, the “First Out Term Loans” and the commitments thereunder, the “First-Out Commitments”) converted in accordance with the Proposed Plan to holders of DIP Term Facility Claims; and

•        $88.2 million of last-out term loans (the “Last Out Term Loan Facility”, the loans thereunder, the “Last Out Term Loans” and the commitments thereunder, the “Last-Out Commitments”) distributed to holders of Term Loan Claims in accordance with the Proposed Plan.

As used herein, “Term Loan Facility” means, collectively, the First Out Term Loan Facility and the Last Out Term Loan Facility. “Commitments” means, collectively, the First Out Commitments and the Last Out Commitments. “Term Loans” means, collectively, the First Out Term Loans and the Last Out Term Loans.

The First Out Term Loans will be “first out” in right of payment priority and the Last Out Term Loans will be “last out” in right of payment priority (in each case, as between the tranches of Term Loans). The First Out Term Loans and Last Out Term Loans shall be secured on a pari passu basis by the same lien on the Collateral (as defined below).

1 Capitalized terms used but not defined in this Exit Facility Term Sheet have the meanings ascribed to them in the Restructuring Support Agreement, dated as of July 23, 2020 (the “Restructuring Support Agreement”) to which this Exit Facility Term Sheet is attached or the Proposed Plan attached as Exhibit B to the Restructuring Support Agreement.

1

Definitive Documentation:	The definitive documentation for the Term Loan Facility (the “Definitive Documentation”) shall, except as otherwise set forth herein, be based on the Term Credit Agreement, dated as of August 21, 2015 (as amended, supplemented or otherwise modified prior to the date hereof), by and among Ascena Retail Group, Inc., AnnTaylor Retail, Inc., certain subsidiaries of the Parent Borrower party thereto, Goldman Sachs Bank USA, as the administrative agent and the collateral agent, and certain lenders party thereto from time to time (the “Prepetition Term Loan Credit Agreement”), (i) as modified by the terms set forth herein, (ii) subject to modifications to reflect changes in law or accounting standards since the date of such precedent and administrative agency, collateral agency and operational requirements of the Administrative Agent and Collateral Agent and (iii) with such other terms and conditions as may be reasonably agreed between the Borrowers and the Required Consenting Stakeholders; provided that, except as otherwise agreed by the Required Consenting Stakeholders, the Definitive Documentation shall be substantially consistent with the documentation governing the Exit ABL Facility (other than (i) provisions that are specific to asset-based facilities, (ii) the financial covenants applicable thereto, (iii) cross-defaults with respect to the Term Loan Facility and (iv) such other terms mutually agreed between the Borrowers and the Required Consenting Stakeholders). The Definitive Documentation shall be negotiated in good faith within a reasonable time period to be determined based on the expected date of Bankruptcy Court’s entry into the Confirmation Order, with initial drafts of the Definitive Documentation to be prepared by counsel for the Consenting Stakeholders, which is Milbank LLP. This paragraph, collectively, is referred the here as the “Documentation Principles”.

Maturity Date:	First Out Term Loans: 4 years after the Effective Date (the “First Out Maturity Date”). Last Out Term Loans: 5 years after the Effective Date (the “Last Out Maturity Date”).

Amortization:

First Out Term Loans: Commencing with the last day of the first full calendar quarter following the Effective Date, the outstanding principal amount of the First Out Term Loans will be payable on each calendar quarter in equal amounts of (i) for each calendar quarter occurring on or prior to the second anniversary of the Effective Date, 1.00% per annum and (ii) for each calendar quarter thereafter, 3.00% per annum, in each case of the original principal amount of the First Out Term Loans, with the remaining balance, together with all other amounts owed with respect thereto, payable on the First Out Maturity Date, subject to reduction pursuant to the prepayment provisions to be mutually agreed in the Definitive Documentation.

2

Last Out Term Loans: The outstanding principal amount of the Last Out Term Loans will be payable on each calendar quarter in equal amounts of 1.00% per annum of the original principal amount of the Last Out Term Loans, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Last Out Maturity Date .

Voluntary Prepayments:

The Borrowers may make voluntary prepayments of the Term Loans, in each case, other than in connection with a repricing event, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:

Substantially similar to the Prepetition Term Loan Credit Agreement, subject to the Documentation Principles; provided that no prepayment shall be required pursuant to Section 2.09(c) thereof for any Excess Cash Flow (as defined in the Prepetition Term Loan Credit Agreement).

Interest:

With respect to the First Out Term Loans, at the Parent Borrower’s election:

•       ABR (defined in a manner substantially similar to the Prepetition Term Loan Credit Agreement) plus 10.75% per annum in cash or Adjusted LIBO Rate (defined in a manner substantially similar to the Prepetition Term Loan Credit Agreement) plus 11.75% per annum in cash (subject to a 0.00% per annum floor on ABR and a 1.00% per annum floor on the Adjusted LIBO Rate) .

With respect to the Last Out Term Loans, at the Parent Borrower’s election:

•        prior to the second anniversary of the Effective Date, ABR plus 2.00% per annum in cash and 8.00% per annum in kind (“PIK”) or Adjusted LIBO Rate plus 2.50% per annum in cash and 8.50% PIK, and thereafter, ABR plus 10.00% per annum in cash or Adjusted LIBO Rate plus 11.00% per annum in cash (in each case subject to a 0.00% per annum floor on ABR and a 1.00% per annum floor on the Adjusted LIBO Rate).

3

Prepayment Premium	NC1/106.375%/103.1875%/par, with the Make-Whole Amount payable at an amount equal to the present value of the amount of interest that would have been paid on the principal amount of the Loans to and including the 3.5 year anniversary of the Closing Date (in each case, calculated on the basis of the interest rate with respect to the Loans then in effect, on a quarterly basis and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days). The present value calculation shall be calculated using the discount rate equal to the Treasury Rate as of such repayment or prepayment date or date of required repayment plus fifty (50) basis points. The Prepayment Premium and Make-Whole Amount shall be payable upon any repricing event or acceleration. The Definitive Documentation shall contain a “Momentive” provision satisfactory to the Required Consenting Stakeholders.

Guarantees:

All obligations of the Borrowers under the definitive credit agreement for the Term Loan Facility (the “Exit Credit Agreement”) and the related guarantee and collateral agreement, mortgage agreements and other collateral documents (together with the Exit Credit Agreement, the “Loan Documents”) (collectively, the “Borrowers Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by the direct parent of the Borrower and each existing and subsequently acquired or organized direct or indirect Material Domestic Subsidiary, Material Foreign Subsidiary and, notwithstanding anything to the contrary herein, (x) each Luxembourg subsidiary, (y) each guarantor party to the Prepetition Term Loan Credit Agreement and (z) each subsidiary owning material intellectual property (or owning subsidiaries which own material intellectual property) or material real property of the company (the “Subsidiary Guarantors”, together with the Borrowers, the “Loan Parties”); provided that, notwithstanding anything to the contrary herein, (i) the guarantor exclusions shall be limited to (a) immaterial domestic subsidiaries, (b) immaterial foreign subsidiaries (which, for avoidance of doubt, will not include any Luxembourg subsidiaries), (c) bona fide joint ventures with third parties, (d) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation at the time such person becomes a subsidiary (and not entered into in contemplation of this clause (d) and for so long as such prohibition or restriction remains in effect), as applicable, from granting a guarantee or which would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee unless such consent, approval, license or authorization has been received, (e) any subsidiary acquired pursuant to an acquisition or other investment permitted by the Definitive Documentation that has assumed, permitted secured indebtedness not incurred in contemplation of such acquisition or other investment and any subsidiary thereof that guarantees such secured indebtedness, in each case to the extent and for so long as such secured and (f) circumstances where the Borrowers and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby and (ii) the Definitive Documentation shall not permit any unrestricted subsidiaries.

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"CFC" shall mean any direct or indirect Foreign Subsidiary of any Borrower that is a "controlled foreign corporation" within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”).

“CFC Holdco” shall mean any direct or indirect subsidiary of any Borrower, which subsidiary is treated as a disregarded entity for U.S. federal income tax purposes and substantially all of the assets of which consist of the equity interests in and/or indebtedness issued by one or more Foreign Subsidiaries that are CFCs.”

“Material Domestic Subsidiary” shall be defined to include any subsidiary organized in the U.S. with total assets or EBITDA in excess of 2.5% of the total assets or EBITDA of the Parent Borrower and its subsidiaries on a consolidated basis; provided, that at no time shall the aggregate total assets or EBITDA of all Material Domestic Subsidiaries, taken together, account for more than 5.0% of the total assets or EBITDA of the Parent Borrower and its subsidiaries on a consolidated basis.

“Material Foreign Subsidiary” shall be defined to include any Luxembourg subsidiary and any other subsidiary organized in a non-U.S. jurisdiction where the total assets or EBITDA associated with such jurisdiction (in the aggregate for all subsidiaries organized therein) exceeds 2.5% of the total assets or EBITDA of the Parent Borrower and its subsidiaries on a consolidated basis. Notwithstanding the foregoing or anything to the contrary in this term sheet, any guarantee granted by any CFC shall be terminated (and no more than 65% of the voting stock of any Material Foreign Subsidiary shall be Collateral) for so long as such guarantee and/or pledge of the additional Collateral shall cause (or is reasonably expected to cause) any U.S. shareholder of such CFC to include in income for any year any Section 956 Income that is in excess of the Income Threshold (as defined below).

5

Notwithstanding the foregoing or anything to the contrary in this term sheet, any guarantee granted by any CFC Holdco shall be terminated (and no more than 65% of the voting stock of any CFC Holdco shall be Collateral) for so long as such guarantee and/or pledge of the additional Collateral shall cause (or is reasonably expected to cause) any U.S. shareholder of such CFC Holdco to include in income for any year an amount (after accounting for any reduction under the rules of Treas. Reg. § 1.956-1 and Section 245A of the Code) under Section 956 of the Code (“Section 956 Income”) that is in excess of the Income Threshold. The “Income Threshold” shall mean, with respect to any CFC Holdco or CFC, as applicable, an amount to be mutually agreed.

“subsidiary(ies)” has the meaning assigned to such term in the Pre-Petition Credit Agreement.

Security:

Subject to the intercreditor agreement described below under “Intercreditor Agreement” and other customary limitations and exclusions to be mutually agreed, the Borrowers Obligations and the Guarantees (collectively the “Secured Obligations”) will be secured on a first priority basis by substantially all assets of the Loan Parties (collectively, the “Collateral”); provided that, notwithstanding anything to the contrary set forth herein (i) all cash and cash equivalents held in accounts (other than customary excluded accounts) in the name of any Loan Party shall be subject to account control agreements in favor of the Collateral Agent (or for so long as the Exit ABL Facility and ABL Intercreditor are in effect, in favor of the ABL Agent), (ii) all equity in the Borrowers, all domestic (including immaterial) subsidiaries, all Luxembourg subsidiaries, all foreign subsidiaries and all Material Foreign Subsidiaries shall at all times be included in the Collateral and (iii) all material intellectual property and material real property shall at all times be included in the Collateral. The pledge of, security interest in, and mortgages on, the Collateral granted by each Loan Party shall secure its own respective Secured Obligations.

All of the foregoing described in this section and the “Guarantees” section above, the “Collateral and Guarantee Requirement”.

Conditions to Borrowings:

The availability of the Term Loans under the Exit Credit Agreement will be subject solely to satisfaction (or waiver) of the following conditions (the date on which such conditions are satisfied (or waived) being the “Effective Date”):

•         execution and delivery of the Definitive Documentation to be delivered at closing;

6

•        delivery of promissory notes to the Lenders, if requested at least two (2) Business Days before the Effective Date;

•        delivery of board resolutions and organizational documents of the Loan Parties;

•        delivery of incumbency/specimen signature certificate of the Loan Parties;

•        delivery of customary legal opinions by counsel to the Borrowers;

•        there shall not have occurred since the Petition Date any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (for purposes of this condition, defined in a manner based on the Prepetition Term Loan Credit Agreement but including a proviso stating that in determining whether a “Material Adverse Effect” has occurred or exists under clause (a) thereof, the impacts of the chapter 11 cases and of COVID-19 on the assets, business, financial condition or results of operations on the Loan Parties or any of their respective Subsidiaries will be disregarded (provided that this exception shall not apply to the extent that it is materially disproportionately adverse to the Parent Borrower and its Restricted Subsidiaries, taken as a whole, as compared to other companies in the same industry in which the Parent Borrower and its Restricted Subsidiaries operate));

•        the Administrative Agent shall have received a certificate (in substantially the same form as the corresponding certificate delivered in connection with the Prepetition Term Loan Credit Agreement) of the chief financial officer (or financial officer in a similar role) of the Parent Borrower, stating that it and its subsidiaries, taken as a whole, as of the Effective Date, are solvent, in each case, after giving effect to the consummation of the Plan;

•        all fees due to the Administrative Agent, Collateral Agent and Lenders including advisors to the Consenting Stakeholders, Greenhill & Co. and Milbank LLP, shall have been paid (or shall have been caused to be paid), and all expenses to be paid or reimbursed to the Administrative Agent, Collateral Agent and Lenders that have been invoiced at least three (3) Business Days prior to the Effective Date shall have been paid (or shall have been caused to be paid);

7

•        the Loan Parties shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date (or such later date agreed to by the Administrative Agent) to the extent requested ten (10) days prior to the Effective Date;

•        the Bankruptcy Court shall have entered (A) the Confirmation Order and (B) one or more orders authorizing and approving the extensions of credit in respect of the Exit Credit Agreement, each in the amounts and on the terms set forth herein, and all transactions contemplated by the Exit Credit Agreement, and, in each case, such orders shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

•        the Collateral and Guarantee Requirement (excluding certain customary post-closing items to be mutually agreed) shall have been satisfied or waived and the Intercreditor Agreement and the Agreement Among Lenders shall have been executed and delivered and be in full force and effect;

•        the effective date under the Plan shall have occurred, or contemporaneous with the conversion of the DIP Term Facility to the Term Loan Facility shall occur, and all conditions precedent thereto as set forth therein shall have been satisfied or waived (including (x) the issuance to (i) the holders of DIP Term Facility Claims of 44.9% of the New Common Stock, subject to dilution from the Management Incentive Plan and (ii) the holders of Term Loan Claims of 55.1% of New Common Stock (subject to reduction for New Common Stock distrusted in accordance with the following clause (y)) and (y) each holder of a Term Loan Claim that is a Required Consenting Stakeholder (including through any of its Related Parties) having received its pro rata share of an amount of New Common Stock equal to $7.5 million, in each case shall have occurred substantially contemporaneously with the closing of the Term Loan Facility);

•        the Pre-Petition ABL Credit Agreement shall have been replaced with a new credit agreement providing asset-based lending facilities for working capital and other general corporate purposes of the Borrowers and its subsidiaries on terms and conditions reasonably acceptable to the Required Consenting Stakeholders (any such credit agreement, the “Exit ABL Credit Agreement”, and the facility in place as of the Effective Date under either the Pre-Petition ABL Credit Agreement or the ABL Credit Agreement, the “Exit ABL Facility”);

8

•        (i) with respect to Catherine’s business segment either completion of a liquidation or consummation of a sale transaction as a going concern to a third party on terms satisfactory to the Required Consenting Stakeholders, and (ii) with respect to the Justice business segment, either completion of a liquidation, consummation of a sale transaction as a going concern to a third party or consummation of a reorganization of the business segment, in each case on terms reasonably satisfactory to the Required Consenting Stakeholders, in each case on or prior to the Effective Date;

•        minimum pro forma Liquidity (as defined in the DIP Term Facility), calculated after giving effect to the restructuring transactions and effectiveness of the Plan, of at least $150 million (pro forma for the occurrence of the Effective Date and related transactions, including after taking into account all restructuring expenses (including professional fees) that are paid post emergence and the availability of the Exit ABL Facility and any incurrence of loans thereunder);

•        with respect to store leases which are not rejected, aggregate annual cost savings for FY2020 of at least $18 million, calculated in a manner consistent with how “Occupancy Cost Savings” are calculated in the Real Estate Services Agreement dated as of May 1, 2020 by and between A&G Realty Partners, LLC and the Parent Borrower;

•        with respect to the Premium segment and Lane Bryant (in aggregate), the number of store closures that shall have occurred prior to the Effective Date shall be consistent with the closures anticipated under the Company’s business plan provided to the Ad Hoc Committee Advisors (as determined by the Ad Hoc Committee Advisors in their reasonable discretion) or as otherwise consented to by the Required Consenting Stakeholders;

•        all pre-Petition transfers of intellectual property to the LuxCo Entities shall have been unwound and all licensing arrangements with respect thereto shall have been cancelled, in each case on terms reasonably satisfactory to the Required Consenting Stakeholders and all such intellectual property shall be owned and registered in the name of Annco, Inc., unless the Required Consenting Stakeholders and the Company mutually agree that the cost, difficulty, burden or consequences of such transfer and/or cancelation exceeds the practical benefits to the Lenders afforded thereby and cannot be completed in a tax efficient manner;

9

•        the accuracy of representations and warranties in all material respects (without duplication of any materiality qualifier) on the Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date; and

•        the absence of the existence of any default or event of default.

Representations and Warranties:	Substantially similar to the Prepetition Term Loan Credit Agreement, subject to the Documentation Principles.

Affirmative Covenants:	Usual and customary, subject to the Documentation Principles; provided that (i) financial reporting shall include (a) unaudited monthly internally generated financial statements and “flash reports”, together with certain KPI reports for each banner to be agreed (with such KPI report requirement to fall away upon the Parent Borrower and its subsidiaries achieving a consolidated total leverage ratio for four (4) consecutive fiscal quarters of not more than 1.50:1.00, (b) unaudited quarterly (for all four quarters) and audited annual financial statements, (c) quarterly MD&A and (d) an annual budget, (ii) the annual lender call referenced therein shall be revised to quarterly lender calls and (iii) the Parent Borrower shall use commercially reasonable efforts to obtain credit ratings by each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. prior to the Effective Date, it being understood that there shall be no obligation to maintain any particular rating at any time.

Negative Covenants:	Usual and customary, subject to the Documentation Principles and subject to customary and usual exceptions, qualifications and “baskets” to be mutually agreed and set forth in the Exit Credit Agreement, which shall include a customary cumulative credit basket.

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Financial Covenant:

First Out Term Loans:

•        Total leverage ratio at levels to be agreed amongst the Company and the Initial Consenting Stakeholders, which shall be tested quarterly commencing at the end of the first full fiscal quarter following the Effective Date.

•        Minimum liquidity covenant, which shall take into account unrestricted cash and ABL availability (based on borrowing base) at levels to be agreed amongst the Company and the Required Consenting Stakeholders, which shall be maintained at all times.

•        All expenses in connection with the Chapter 11 filing shall be added back to the calculation of EBITDA (to be defined in the Definitive Documentation, subject to the Documentation Principles). Component definitions for determining total leverage ratio are to be agreed amongst the Company and the Required Consenting Stakeholders.

Last Out Term Loans: total leverage ratio, subject to a cushion relative to the First Out Term Loan levels that is acceptable to the Company and the Required Consenting Stakeholders.

Unrestricted Subsidiaries:	None.

Events of Default:	Usual and customary for transactions of this type, subject to the Documentation Principles and to include a full cross-default to the Exit ABL Facility. Defaults in respect of a Financial Covenant shall be subject to customary equity cure rights.

Voting:	Usual and customary for transactions of this type, subject to the Documentation Principles and the Agreement Among Lenders, but with First Out Lenders and Last Out Lenders voting as a single class; provided that (i) there shall be no limitation on voting by lenders that are affiliates of the Borrowers and (ii) any majority lender vote shall require the affirmative vote of at least two un-affiliated institutions.

Required Lenders	Lenders having Term Loans outstanding that, taken together, represent more than 50% of the sum of all Term Loans outstanding at such time.

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Intercreditor Agreement:	Usual and customary for transactions of this type, subject to the Documentation Principles and based on that certain ABL Intercreditor Agreement, dated as of August 21, 2015, among the ABL Agent, the Term Loan Agent, and the other parties thereto, except as otherwise agreed by the Required Consenting Term Loan Lenders.

Agreement Among Lenders:	To be entered into among the lenders under the First Out Term Loan Facility, the lenders under the Last Out Term Loan Facility and the Parent Borrower or, to be set forth in the Exit Credit Agreement and to provide that, with respect to any amendment, waiver, consent or other action, including the exercise of remedies or the provision of future DIP financings, the Last Out Lenders shall vote in the same manner as the First Out Lenders, other than with respect to amendments, waivers, consents or with respect to certain economic terms which are customarily all-lender votes.

Cost and Yield Protection:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Defaulting Lenders:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Assignments and Participations:	Usual and customary for transactions of this type, subject to the Documentation Principles and permitting loan buy-backs and Dutch auctions on customary terms; provided that there shall be no restrictions on holdings by lenders that are affiliates of the Borrowers.

Refinancing, Extension and Replacement Facilities	Usual and customary provisions providing for the ability to refinance, extend or replace loans or any class of loans under the Term Loan Facility from time to time, in whole or part, with one or more new debt facilities.

Expenses and Indemnification:	Usual and customary for transactions of this type, subject to the Documentation Principles (including, but limited to, the reasonable fees and expenses of no more than one counsel to the Required Lenders (other than the Administrative Agent), which counsel shall be Milbank LLP, and one counsel to the Administrative Agent and one local counsel for the Required Lenders in each relevant jurisdiction (other than the Administrative Agent) and one local counsel for the Administrative agent in each relevant jurisdiction.

Governing Law and Forum:	New York.

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Annex A

Approved Budget

[See attached]

Ascena Retail Group
Cash Flow Forecast

($ '000s)

	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Emergence Week Week 11	Week 12	Week 13	13-Week Period Weeks 1-13
Week Ending	8/22/20	8/29/20	9/5/20	9/12/20	9/19/20	9/26/20	10/3/20	10/10/20	10/17/20	10/24/20	10/31/20	11/7/20	11/14/20	
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	
Cash Receipts:														
Operating Cash Receipts	$ 52,858	$ 57,259	$ 54,889	$ 54,922	$ 56,604	$ 56,604	$ 56,604	$ 50,080	$ 47,362	$ 46,555	$ 46,555	$ 58,116	$ 63,566	701,976
Other Receipts	1,523	1,523	3,009	4,568	1,218	17,218	1,218	3,314	4,873	1,523	1,523	3,314	4,873	49,697
Total Inflows	$ 54,381	$ 58,782	$ 57,899	$ 59,491	$ 57,822	$ 73,822	$ 57,822	$ 53,394	$ 52,235	$ 48,078	$ 48,078	$ 61,429	$ 68,439	$ 751,673
Operating Disbursements:														
Payroll and Benefits	(12,389)	(16,992)	(13,301)	(19,850)	(11,336)	(14,694)	(10,779)	(16,669)	(10,414)	(16,634)	(10,430)	(16,499)	(9,985)	(181,972)
Merchandise	(10,421)	(20,379)	(25,379)	(20,000)	(32,330)	(18,287)	(18,287)	(18,287)	(15,787)	(33,851)	(15,299)	(23,349)	(23,349)	(275,005)
Other Operating	(18,236)	(17,217)	(13,882)	(22,495)	(18,391)	(92,467)	(41,367)	(14,401)	(23,240)	(18,492)	(13,743)	(36,529)	(20,622)	(351,082)
Total Operating Disbursements	$ (41,046)	$ (54,588)	$ (52,562)	$ (62,345)	$ (62,057)	$ (127,448)	$ (70,433)	$ (49,358)	$ (49,442)	$ (68,976)	$ (39,472)	$ (76,377)	$ (53,955)	(808,059)
Unlevered Operating Cash Flow	$ 13,335	$ 4,195	$ 5,336	$ (2,855)	$ (4,235)	$ (53,626)	$ (12,611)	$ 4,036	$ 2,794	$ (20,898)	$ 8,606	$ (14,948)	$ 14,484	$ (56,386)
Restructuring and Debt Related														
Other Restructuring Costs	(400)	(30,315)	(4,700)	(7,121)	(5,300)	2,000	(10,385)	(10,150)	(8,400)	-	(89,250)	-	-	(164,022)
Debt Service Costs / Term Loan Receipt	-	126,461	(187)	-	-	(3,313)	(1,044)	-	-	-	(5,313)	(119)	-	116,484
Levered Net Cash Flow	$ 12,934	$ 100,340	$ 449	$ (9,975)	$ (9,535)	$ (54,938)	$ (24,040)	$ (6,114)	$ (5,606)	$ (20,898)	$ (85,957)	$ (15,067)	$ 14,484	$ (103,924)
Cash Bank Balance														
Beginning Cash Balance	$ 376,961	$ 389,895	$ 460,235	$ 460,684	$ 450,709	$ 441,174	$ 386,235	$ 362,195	$ 356,081	$ 350,475	$ 329,577	$ 243,620	$ 228,553	$ 376,961
(+/-) Levered Free Cash Flow	12,934	100,340	449	(9,975)	(9,535)	(54,938)	(24,040)	(6,114)	(5,606)	(20,898)	(85,957)	(15,067)	14,484	(103,924)
(+/-) Revolver Draws / Paydowns	-	(230,000)	-	-	-	-	-	-	-	-	-	-	-	(230,000)
Ending Cash Bank Balance	$ 389,895	$ 460,235	$ 460,684	$ 450,709	$ 441,174	$ 386,235	$ 362,195	$ 356,081	$ 350,475	$ 329,577	$ 243,620	$ 228,553	$ 243,037	$ 243,037
Liquidity														
Revolver Availability [1]	$ -	$ 252,895	$ 236,806	$ 236,806	$ 236,806	$ 236,806	$ 236,806	$ 173,239	$ 173,239	$ 173,239	$ 148,239	$ 156,383	$ 156,383	156,383
Cash Balance less cash collateral [2]	389,895	370,235	370,684	360,709	351,174	296,235	272,195	266,081	260,475	239,577	176,120	161,053	175,537	175,537
Total Liquidity	$ 389,895	$ 623,130	$ 607,490	$ 597,515	$ 587,980	$ 533,041	$ 509,001	$ 439,320	$ 433,714	$ 412,816	$ 324,359	$ 317,437	$ 331,921	$ 331,921
Revolver Balance														
Beginning Balance	$ 230,000	$ 230,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	230,000
(+/-) Draws (Paydowns)	-	(230,000)	-	-	-	-	-	-	-	-	-	-	-	(230,000)
Ending Balance	$ 230,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Notes
1) Assumes the Company goes cash collateral and does not have access to revolver borrowings until the Final DIP Order when it receives ABL DIP financing
2) Cash balance is adjusted post the assumed Final DIP Order (WE 8/29/20) to account for the portion of cash collateral included in the borrowing base

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